UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CLOUDERA, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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CLOUDERA, INC.
395 Page Mill Road,
Palo Alto, California 94306
May 7, 2020
Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Cloudera, Inc. (the “Annual Meeting”) to be held at Cloudera’s offices located at 5470 Great America Parkway, Santa Clara, California 95054, on June 24, 2020 at 7:00 a.m. Pacific Time. We are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result of COVID-19, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only Annual Meeting). We plan to announce any such updates through a press release and on our proxy website at proxyvote.com, and we encourage you to check this website prior to the Annual Meeting if you plan to attend. We intend to hold the 2021 Annual Meeting of Stockholders in person next year.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying notice and proxy statement. The U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about May 7, 2020, we expect to mail a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our Annual Meeting and our 2020 Annual Report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote and includes instructions on how to receive paper copies of the proxy materials by mail, or an electronic copy of the proxy materials by email, if desired.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet, by telephone, or by completing and returning the proxy card to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not affect your right to attend the Annual Meeting and to vote your shares in person.
We hope to see you at the meeting.
Sincerely,
Robert Bearden
Chief Executive Officer

YOUR VOTE IS IMPORTANT
We currently intend to hold the Annual Meeting in person, and you are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, please vote on the Internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting in person at the Annual Meeting or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON WEDNESDAY, JUNE 24, 2020

THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT:
CLOUDERA, INC.
395 PAGE MILL ROAD, PALO ALTO CA 94306

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

 May 7, 2020

Time and Date:	Wednesday, June 24, 2020 at 7:00 a.m. Pacific Time

We currently intend to hold the Annual Meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result of COVID-19, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only Annual Meeting). We plan to announce any such updates through a press release and on our proxy website at proxyvote.com, and we encourage you to check this website prior to the Annual Meeting if you plan to attend. We intend to hold the 2021 Annual Meeting of Stockholders in person next year.

Place:	5470 Great America Parkway, Santa Clara, California 95054

Items of Business:	1.
The election of two Class III directors to serve on our board of directors, each to serve until our annual meeting of stockholders to be held in 2023 and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

	2.	Ratification of the appointment of our independent registered public accounting firm, Ernst & Young LLP, for the fiscal year ending January 31, 2021.

	3.	Holding a non-binding advisory vote on the compensation paid by us to our named executive officers as disclosed in this proxy statement.

	4.	Transaction of any other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Record Date:	Only stockholders of record of our common stock at the close of business on April 30, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

Proxy Voting:
For questions regarding your stock ownership, you may contact us through our website at https://investors.cloudera.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about May 7, 2020.
Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and to vote and submit your proxy through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,
David Howard
Chief Legal Officer and Corporate Secretary

Palo Alto, California
May 7, 2020

CLOUDERA, INC.
PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

Grants of Plan-Based Awards Table	57
Outstanding Equity Awards at Fiscal Year End Table	59
Stock Option Exercise and Stock Vested Table	61
Employment Arrangements	61
Potential Payments upon Termination or Change in Control	62
401(k) Plan	69
Limitation of Liability and Indemnification of Directors and Officers	69
Rule 10b5-1 Sales Plans	70
EQUITY COMPENSATION PLAN INFORMATION	71
REPORT OF THE COMPENSATION COMMITTEE	72
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	73
Intel Enterprise Subscription Agreement	73
Intel Collaboration and Optimization Agreement	73
Marketing and Miscellaneous Cooperation with Intel	73
Indemnification Agreements	73
Review, Approval or Ratification of Transactions with Related Parties	73
REPORT OF THE AUDIT COMMITTEE	75
ADDITIONAL INFORMATION	76
Stockholder Proposals for the 2021 Annual Meeting of Stockholders	76
Delinquent Section 16(a) Reports	76
Available Information	77
Electronic Delivery of Stockholder Communications	77
“Householding”—Stockholders Sharing the Same Last Name and Address	77
TRANSACTION OF OTHER BUSINESS	79

CLOUDERA, INC.
395 Page Mill Road
Palo Alto, California 94306

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT SOLICITATION AND VOTING
This proxy statement is being furnished to the stockholders of Cloudera, Inc. (“Cloudera,” “we,” “us,” “our,” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held at our Santa Clara offices located at 5470 Great America Parkway, Santa Clara, California 95054, on June 24, 2020 at 7:00 a.m. Pacific Time (the “Annual Meeting”), and at any adjournments or postponements thereof. At the Annual Meeting, holders of our common stock will be asked to vote upon: (i) the election of two Class III directors to serve until the annual meeting of stockholders to be held in 2023 or until their successors are duly elected and qualified; (ii) the approval of the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021; and (iii) a non-binding advisory vote on the compensation of our named executive officers. In addition, stockholders may be asked to consider and vote upon other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.
The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about May 7, 2020. An annual report for the fiscal year ended January 31, 2020 is available with this proxy statement by following the instructions in the Notice of Internet Availability of Proxy Materials.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may vote by telephone and by mail and includes instructions on how to obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.
GENERAL INFORMATION ABOUT THE MEETING
Purpose of the Annual Meeting
You are receiving this proxy statement because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.
Record Date; Outstanding Shares; Quorum
Only holders of record of our common stock at the close of business on the record date, which is April 30, 2020, will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 295,348,575 shares of our common stock outstanding and entitled to vote, held of record by approximately 123 stockholders.

Pursuant to our bylaws, the holders of a majority of the voting power of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote for each outstanding share of common stock held as of the record date on each matter properly submitted to the stockholders for their vote. For at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting during ordinary business hours at our principal place of business at 395 Page Mill Road, Palo Alto, California 94306.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, as of the close of business on the record date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the record date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote through the Internet, by telephone, or, if you request or receive paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the record date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Director elections are determined by a plurality of votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two properly nominated individuals receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL” nominees, “WITHHOLD ALL” your vote with respect to all nominees, or vote “FOR ALL EXCEPT” one or any of the nominees you specify. For ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021, and the non-binding advisory vote to approve the compensation of our named executive officers, you can vote either “FOR,” “AGAINST,” or “ABSTAIN” from voting, and approval for each proposal will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.
Effect of Abstentions
If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to have been voted for or against such matter. As such, an abstention will have no effect on Proposal No. 1 (election of directors), Proposal No. 2 (the vote for the ratification of our independent registered public accounting firm, Ernst & Young LLP for the year ending January 31, 2021) or Proposal No. 3 (the non-binding advisory vote on compensation to our named executive officers).
Effect of “Broker Non-Votes”
If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a voting form from the institution that holds your shares and follow the instructions included on that voting form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered “routine” on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, such as Proposal No. 2 (the vote for ratification of our independent registered public accounting firm, Ernst & Young LLP for the year ending January 31, 2021). On non-discretionary items, such as Proposal No. 1 (the vote for the election of directors, and the non-binding advisory vote on compensation to our named executive officers), if you do not give instructions to your broker, bank or other agent, the shares will not be voted and will be treated as broker non-votes.
If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be considered to be entitled to vote on such non-routine proposals. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the outcome of any of the proposals for the Annual Meeting.
Recommendations of Our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
Our board of directors recommends that you vote “FOR ALL” of the Class III director nominees named in this proxy statement (“Proposal No. 1”), “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021 (“Proposal No. 2”), and “FOR” the approval on a non-binding advisory basis of the compensation of our named executive officers, as disclosed in this proxy statement (“Proposal No. 3”). None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than Proposal No. 3 and elections to office with respect to the directors so nominated.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:
•vote in person—stockholders who attend the Annual Meeting may vote in person;
• vote through the Internet or by telephone—in order to do so, please follow the instructions shown on your proxy card; or
• vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.
Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 23, 2020. Submitting your proxy through the Internet, by telephone, or, if you request or receive a paper proxy card, by mail will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. For Proposal No. 1, you may vote “FOR ALL” of the nominees, “WITHHOLD ALL” your vote with respect to all the nominees, or vote “FOR ALL EXCEPT” one or any of the nominees you specify. For Proposal No. 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal No. 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card through the Internet, by telephone, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
In light of the evolving COVID-19 situation, we strongly recommend that you vote your shares in advance of the meeting as instructed above, even if you plan to attend the Annual Meeting.
Solicitation of Proxies and Expenses
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to stockholders. Following the original distribution and mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original distribution and mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
• delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
• signing and delivering a proxy bearing a later date;
• voting again through the Internet or by telephone; or
• attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are posted on the “Investor Relations” section of our website, which is located at https://investors.cloudera.com under “Governance Documents” in the “Corporate Governance” section of our website. Our nominating and governance committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our board of directors as warranted.
Board Leadership
Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the nominating and governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to our board of directors with respect thereto as the nominating and governance committee deems appropriate. Our board of directors does not have a policy on whether the role of the chairperson and chief executive officer should be separate and believes that it should maintain flexibility in determining a board leadership structure appropriate for us from time to time. We currently separate the roles of Chairman and Chief Executive Officer.
Our board of directors believes that we and our stockholders currently are best served by Mr. Nicholas Graziano serving as the non-executive Chairman of our board of directors, considering his knowledge of our business and operations, his financial expertise and extensive experience offering strategic advice and guidance to companies from his management experience and his experience serving on the boards of directors of public companies. The role given to the non-executive Chairman helps ensure a strong independent and active board of directors. As Chairman, Mr. Graziano presides over meetings of the board of directors, and holds such other powers and carries out such other duties as are customarily carried out by a non-executive chairman of a board of directors, including:
• calling meetings of our independent directors as may be necessary from time to time;
• presiding executive sessions of our independent directors;
• advising our Chief Executive Officer and other members of senior management on business strategy and leadership development, as appropriate;
• serving as principal liaison between our independent directors and our Chief Executive Officer;
• discussing any significant conclusions or requests arising from the independent director sessions with our Chief Executive Officer, and otherwise communicating from time to time with our Chief Executive Officer;
• disseminating information to the rest of our board of directors as appropriate;
• being available, as appropriate, for communication with stockholders;
• providing leadership to our board of directors if circumstances arise in which the role of our Chief Executive Officer may be, or may be perceived to be, in conflict;

• reviewing and approving agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items, and information provided to our board of directors; and
• performing other duties as may be, from time to time, set forth in our amended and restated bylaws or requested by our board of directors to assist it in the fulfillment of its responsibilities, by individual directors, or by our Chief Executive Officer.
Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors, a strong committee system, and sound corporate governance policies and practices.
Our Board of Directors’ Role in Risk Oversight
Our board of directors is actively involved in the oversight of our risk management process. Our board does not have a standing risk management committee but administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor these exposures, our compensation committee monitors and reviews with management our major compensation-related risk exposures, including whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating and governance committee monitors and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate these exposures, including our procedures and related policies for with respect to risk assessment and risk management, and our board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.
The full board, or the appropriate committee, receives reports on risks facing Cloudera from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies. We believe that our board’s leadership structure supports effective risk management because it allows the independent directors at the board level and on our committees to exercise oversight over management.
Independence of Directors
Our common stock is listed on the New York Stock Exchange (“NYSE”). The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the completion of an initial public offering. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members must also satisfy the independence criteria as required by Rule 10C-1 under the Exchange Act.
Our board of directors conducts a review of the independence of our directors at least annually, taking into account relevant facts and circumstances. From February 1, 2019 until our former Chief Executive Officer and director Mr. Reilly’s retirement in July 2019, our board of directors was comprised of nine directors. Following Mr. Reilly’s retirement until Messrs. Graziano and Lynn were appointed to our board of directors in August 2019, our board of directors was comprised of eight directors. Following the appointment of Messrs. Graziano and Lynn, our board of directors was comprised of ten directors. In January 2020, Mr. Cole and Ms. Hammonds resigned from our board of directors, following which the number of our directors became, and has since then remained at, eight. In the year ended January 31, 2020 (“Fiscal Year 2020”), all of our directors were independent during the time of his or her service on our board of directors except for (i) Mr. Reilly, our former Chief Executive Officer, (ii) Mr. Cole, our former Interim Chief Executive Officer, following his appointment as Interim Chief Executive Officer in August 2019, (iii) Mr. Bearden, the former chief executive officer of Hortonworks, Inc. (“Hortonworks”) and our current Chief Executive Officer, (iv) and Ms. Schooler before our board of directors determined her as independent in January 2020.

In its most recent review, our board of directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described below under “Certain Relationships and Related Party Transactions.” In particular, our board of directors considered Ms. Schooler’s service as Corporate Vice President and General Manager of Data Center Sales of Intel Corporation (“Intel”), Mr. Stankey’s service as Vice Chairman of Workday, Inc., and Mr. Cormier’s service as an executive officer at Red Hat, Inc. (now a subsidiary of IBM, a strategic partner), to each of which companies we have sold and purchased products and services in the ordinary course of business on arm’s-length-terms. Following this review, our board of directors has determined that none of the members of our board of directors other than Mr. Bearden has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of the members of our board of directors other than Mr. Bearden is “independent” under the applicable rules, regulations, and listing standards of NYSE and the applicable rules and regulations promulgated by the SEC. Our board of directors has also determined that all members of our audit committee, compensation committee, and nominating and governance committee are independent and satisfy the relevant SEC and NYSE independence requirements for such committees.
Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to Cloudera, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attn: Legal Department, or in the “Investor Relations” section of our website, which is located at https://investors.cloudera.com, by clicking on “Governance Documents” in the “Corporate Governance” section of our website. Members serve on these committees until their resignations or until otherwise determined by the board of directors.
Audit Committee
The following directors served on our audit committee during the fiscal year ended January 31, 2020: Mr. Klausmeyer, who is the chair of the audit committee, and Messrs. Fenton and Stankey. The composition of our audit committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of our audit committee is financially literate and is independent, as determined by our board of directors pursuant to the rules of the NYSE. In addition, our board of directors has determined that Mr. Klausmeyer is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).
All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our board of directors adopted a charter for our audit committee. Our audit committee, among other things:
• selects a firm to serve as the independent registered public accounting firm to audit our financial statements;
• helps to ensure the independence of the independent registered public accounting firm;
• discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;
• develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters; and
• considers the adequacy of our internal accounting controls and audit procedures.
Compensation Committee
The following directors served on our compensation committee during part of or the entire fiscal year ended January 31, 2020: Messrs. Cole, Cormier, Stankey and Graziano, each of whom during the time he served was an independent director under NYSE listing standards and SEC rules and regulations. Mr. Cole’s service on our compensation committee ceased when he became our Interim Chief Executive Officer in August 2019. Mr. Graziano was appointed to serve on the compensation committee in December 2019. Our compensation committee is currently comprised of Mr. Stankey, who is the chair of the compensation committee, and Messrs. Cormier and Graziano. The composition of our compensation committee meets the requirements for independence under current NYSE listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our board of directors adopted a charter for our compensation committee. Our compensation committee, among other things:
• reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;
• administers our stock and equity incentive plans;
• reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and
• establishes and reviews general policies relating to compensation and benefits of our employees.
The charter for our compensation committee allows the committee from time to time to delegate its authority to subcommittees and to our Chief Executive Officer (either alone or acting together with one or more other Cloudera officers), as the committee may deem necessary or appropriate. Our compensation committee approved the establishment of our equity incentive committee consisting of our Chief Executive Officer and authorized the delegation of certain authority to our Chief Executive Officer to review and approve equity grants, subject to certain limitations, to non-executive officer employees.
Nominating and Governance Committee
The following directors served on our nominating and governance committee during part of or the entire fiscal year ended January 31, 2020: Messrs. Cole, Klausmeyer and Lynn and Mses. Hammonds and Schooler, each of whom was determined during the time he or she served to be independent directors under the NYSE listing standards and SEC rules and regulations. Mr. Cole’s service on our nominating and governance committee ceased when he became our Interim Chief Executive Officer in August 2019. Mr. Lynn was appointed to serve on the nominating and governance committee in December 2019. Ms. Hammonds’ service on our nominating and governance committee ceased when she resigned from our board of directors in January 2020, following which Ms. Schooler, after being determined as independent under the NYSE listing standards and SEC rules and regulations, was appointed to the nominating and governance committee. Our nominating and governance committee is currently comprised of Mr. Lynn, who is the chair of the nominating and governance committee, Mr. Klausmeyer and Ms. Schooler. The composition of our nominating and governance committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Our board of directors adopted a charter for our nominating and governance committee. Our nominating and governance committee, among other things:
• identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;
• conducts searches for appropriate directors;
• evaluates the performance of our board of directors and of individual directors;
• considers and makes recommendations to the board of directors regarding the composition of the board of directors and its committees;
• reviews developments in corporate governance practices;

• evaluates the adequacy of our corporate governance practices and reporting; and
• makes recommendations to our board of directors concerning corporate governance matters.
Compensation Committee Interlocks and Insider Participation
Since February 1, 2019, the following members or former members of our board of directors have at one time been members of our compensation committee: Messrs. Cole, Cormier, Stankey, and Graziano. None of them had in the year ended January 31, 2020 or at any other time been an officer or employee of ours or any of our subsidiaries while serving on our compensation committee, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During Fiscal Year 2020, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee.
Hedging and Pledging Prohibitions
As part of our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our board of directors are prohibited from: (i) engaging in transactions involving options or other derivative securities on our securities, such as puts and calls, whether on an exchange or in any other market; (ii) engaging in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts; (iii) engaging in short sales of our securities, including short sales “against the box”; and (iv) using or pledging our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Compliance Officer.
Board and Committee Meetings and Attendance
Our board of directors had fifteen (15) meetings during Fiscal Year 2020 and also acted by unanimous written consent; the audit committee held ten (10) meetings; the compensation committee held thirteen (13) meetings and also acted by unanimous written consent; and the nominating and governance committee held five (5) meetings and also acted by unanimous written consent. During Fiscal Year 2020, each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and of the aggregate number of meetings of all the committees on which he or she served, that were held during the period in which such director served during Fiscal Year 2020.
Board Attendance at Annual Stockholders’ Meeting
We encourage directors to attend our annual meetings of stockholders but do not require attendance. Seven (7) members of our board of directors, who were then serving on the board of directors, attended the 2019 annual meeting of stockholders.
Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our non-executive Chairman of the board of directors, currently Mr. Graziano, is the presiding director at these meetings.
Communications with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our Chairman) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.

The address for these communications is:
Cloudera, Inc.  c/o Corporate Secretary 395 Page Mill Road  Palo Alto, California 94306

Code of Business Conduct and Ethics
The full text of our Code of Business Conduct and Ethics is posted on the “Investor Relations” section of our website, which is located at https://investors.cloudera.com under “Governance Documents” in the “Corporate Governance” section of our website. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of these provisions, on our website and/or in public filings.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of our nominating and governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines and criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The nominating and governance committee will consider candidates recommended by stockholders for nomination by us for election as directors. If a stockholder would like to nominate a director candidate for the next annual meeting, the stockholder, at the time of recommendation, must be a stockholder of record who has continuously beneficially owned, on a net basis, at least one percent (1%) of our outstanding common stock for the one-year period before giving such nomination, must deliver the notice of such nomination in writing to our Secretary at our principal executive offices, together with all of the information and certifications required by our bylaws. The notice of nomination and other required materials must be submitted not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders.
Director Qualifications
With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership to our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. Candidates for the board of directors are generally selected based on desired skills and experience in the context of the existing composition of the board and needs of the board and its committees at that time, including the requirements of applicable SEC and NYSE rules. When considering candidates for nomination, the nominating and governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition.
Although we do not maintain a specific policy with respect to board diversity, we believe that our board of directors should be a diverse body, and we have directed our nominating and governance committee to consider the benefits of diverse backgrounds and viewpoints when making determinations regarding nominations of directors. Our nominating and governance committee also considers these and other factors as it oversees board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and governance committee recommends to our full board of directors nominees for election.

PROPOSAL NO. 1: ELECTION OF CLASS III DIRECTORS
(Item No. 1 on the Proxy Card)
Our restated certificate of incorporation and amended and restated bylaws provide that the number of authorized directors will be fixed from time to time exclusively by a resolution adopted by a majority of the total number of directors constituting the board of directors (irrespective of whether or not there exist any vacancies). As of the date of this proxy statement, our board of directors consists of eight directors. Our restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors, divided into three classes. This year the terms of our Class III directors, currently consisting of Robert Bearden and Paul Cormier, will expire at the Annual Meeting. Three of the continuing directors are Class I directors, whose terms will expire at our 2021 annual meeting, and three of the continuing directors are Class II directors, whose terms will expire at our 2022 annual meeting.
At each annual meeting of stockholders, holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be asked to vote on the election of successors to the class of directors whose term expires at that annual meeting for a term to expire at the third succeeding annual meeting of stockholders after their election. The individuals so elected will serve until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal. The board of directors has nominated each of Messrs. Bearden and Cormier to serve as a Class III director for a three-year term that is expected to expire at our annual meeting in 2023 and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal. Messrs. Bearden and Cormier are standing for election for the first time and their initial selection to our board of directors was made in accordance with the terms of the Agreement and Plan of Merger and Reorganization dated October 3, 2018, by and among Cloudera, Surf Merger Corporation, a wholly owned subsidiary of Cloudera, and Hortonworks (the “Merger Agreement”), pursuant to which Hortonworks became a wholly-owned subsidiary of Cloudera. You can find the principal occupation and other information about the board’s nominees, as well as other continuing board members, below.
The election of Class III directors will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the board of directors’ nominees in the manner described on the proxy card, each proxy received will be voted for the election of each of the board of directors’ nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the affirmative vote of a majority of present board of directors to fill the vacancy. We are not aware that any of the nominees will be unable or will decline to serve as a director.
There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she will be selected as a director and/or executive officer, other than that pursuant to a voting and standstill agreement dated as of August 12, 2019 (the “Voting and Standstill Agreement”) with Mr. Carl C. Icahn, Icahn Enterprise L.P. and certain of their affiliated entities (the “Icahn Group”), we agreed to appoint Nicholas Graziano and Jesse Lynn (together, the “Icahn Directors”) to our board of directors. If at any time the Icahn Group beneficially owns less than fifteen percent (15.0%) of our then-outstanding common stock, one of the Icahn Directors must immediately resign from our board of directors (the “First Minimum Ownership Threshold”), and if the Icahn Group beneficially owns less than five percent (5.0%) of our then-outstanding common stock (the “Second Minimum Ownership Threshold”), any remaining Icahn Director(s) must immediately resign from our board of directors. Until the later of (x) the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder nominations for our 2021 annual meeting of stockholders and (y) the date thirty (30) calendar days following the date that no Icahn Director is on our board of directors and the Icahn Group has no right to designate a replacement director (including if the Icahn Group has irrevocably waived such right in writing), and for so long as the Icahn Group satisfies the First Minimum Ownership Threshold or Second Minimum Ownership Threshold, as applicable, if any Icahn Director ceases to be a director for any reason, the Icahn Group may recommend a substitute director who must meet certain criteria specified in the Voting and Standstill Agreement.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”  THE ELECTION OF ROBERT BEARDEN AND PAUL CORMIER  AS CLASS III DIRECTORS.

Information Regarding Our Nominees and Directors
The nominees and continuing members of the board of directors and their ages, occupations and length of service on our board of directors as of April 30, 2020, are provided in the table below and in the additional biographical descriptions set forth in the text below the tables.
Nominees

Name	Age	Class(1)	Position	Director Since
Robert Bearden	53	III	Director	January 2019
Paul Cormier(4)	63	III	Director	January 2019
Continuing Directors

Name	Age	Class(1)	Position	Director Since
Nicholas Graziano(4)	48	I	Director	August 2019
Kevin Klausmeyer(2)(3)	61	I	Director	January 2019
Michael A. Stankey(2)(4)	61	I	Director	February 2017
Jesse Lynn(3)	50	II	Director	August 2019
Rosemary Schooler(3)	51	II	Director	December 2017
Peter Fenton(2)	45	II	Director	January 2019
________________
(1) The terms of Class III directors (if elected) will expire at the 2023 annual meeting. The terms of Class I directors will expire at the 2021 annual meeting. The terms of Class II directors will expire at the 2022 annual meeting.
(2) Member of the audit committee.
(3) Member of the nominating and governance committee.
(4) Member of the compensation committee.

Biographies
Nominees for Class III Directors
Robert Bearden has served as a member of our board of directors since January 2019 and our Chief Executive Officer since January 2020. Prior to joining Cloudera, Mr. Bearden co-founded Hortonworks, served as Hortonworks’ Chief Executive Officer from February 2012 until it merged with us in January 2019, as well as from April 2011 to June 2011, and served as Hortonworks’ President from June 2018 to January 2019. Mr. Bearden serves on the board of directors of three private technology companies: Nlyte Software Inc., where he serves as the Chairman of the board of directors,, Docker, Inc. and Data Republic Pty Ltd. Mr. Bearden also served as a member of the Hortonworks board from April 2011 to January 2019. From August 2009 to April 2011, Mr. Bearden served as an Entrepreneur in Residence at Benchmark Capital, a venture capital firm. From March 2008 to August 2009, Mr. Bearden served as President and Chief Operating Officer of SpringSource Inc., a provider of open source software solutions that was acquired by VMware, Inc. From August 2004 until June 2006, Mr. Bearden served as Chief Operating Officer of JBoss, Inc., a leading open-source middleware company that was acquired by Red Hat. Mr. Bearden holds a B.S. in marketing from Jacksonville State University.
The board of directors believes that Mr. Bearden possesses specific attributes that qualify him to serve as a director, including his operational and historical expertise gained as President and Chief Executive Officer at Hortonworks, and as a senior executive at other technology companies as well as his deep knowledge of the technology industry, specifically the enterprise data industry.
Paul Cormier has served as a member of our board of directors since January 2019. Prior to this, Mr. Cormier served on the Hortonworks board from October 2011 until it merged with us in January 2019. Mr. Cormier has served as the Chief Executive Officer and President of Red Hat, Inc., a provider of open source software solutions, since April 2020, and served as President, Products and Technologies, from April 2008 to April 2020 and as Executive Vice President, Engineering from May 2001 to April 2008. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products and then as Senior Director of Software Product Development, Internet Security Products for AltaVista Internet Software, a web portal and internet services company. Mr. Cormier served on the board of directors of SolarWinds, Inc., an IT management software provider, from July 2014 until its acquisition by Silver Lake Partners and Thoma Bravo, LLC in February 2016. Mr. Cormier holds a B.S. in business administration from Fitchburg State College and an M.S. in software development and management from the Rochester Institute of Technology.
The board of directors believes that Mr. Cormier possesses specific attributes that qualify him to serve as a director, including his significant operational expertise gained as a senior executive at leading technology companies as well as his knowledge of the technology industry generally and of open source solutions specifically.
Continuing Directors
Nicholas Graziano has served as a member of our board of directors since August 2019. Mr. Graziano has served as Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since February 2018. Mr. Graziano was previously the Founding Partner and Chief Investment Officer of the hedge fund Venetus Partners LP, where he was responsible for portfolio and risk management, along with day-to-day firm management, from June 2015 to August 2017. Prior to founding Venetus, Mr. Graziano was a Partner and Senior Managing Director at the hedge fund Corvex Management LP from December 2010 to March 2015. At Corvex, Mr. Graziano played a key role in investment management and analysis, hiring and training of analysts and risk management. Prior to Corvex, Mr. Graziano was a Portfolio Manager at the hedge fund Omega Advisors, Inc., where he managed a proprietary equity portfolio and made investment recommendations, from September 2009 until December 2010. Before Omega, Mr. Graziano served as a Managing Director and Head of Special Situations Equity at the hedge fund Sandell Asset Management, where he helped build and lead the special situations team responsible for managing a portfolio of concentrated equity and activist investments, from July 2006 to July 2009. Mr. Graziano has been a director of: Xerox Corporation (“Xerox”), a provider of document management solutions, since May 2018; Herc Holdings Inc. (“Herc”), an equipment rental supplier, since May 2018; and Herbalife Nutrition Ltd. (“Herbalife”), a nutrition company, since April 2018. Mr. Graziano previously served on the Board of Directors of each of: Fair Isaac Corporation (“FICO”) from February 2008 to May 2013; WCI Communities Inc. from August 2007 to August 2009; InfoSpace Inc. (“InfoSpace”), from May 2007 to October 2008; and Conduent Incorporated (“Conduent”), from May 2018 to March 2020. Sandell Asset Management had non-controlling interests in FICO and InfoSpace through the ownership of securities. Carl C. Icahn has or previously had non-controlling interests in each of Xerox, Herc, Conduent, and Herbalife through the ownership of securities. Mr. Graziano holds a B.A. in Economics and an M.B.A. from Duke University.
Mr. Graziano is a director appointed pursuant to the Voting and Standstill Agreement. The board of directors believes that Mr. Graziano possesses specific attributes that qualify him to serve as a director, including his financial expertise gained in his extensive experience in investment management and service on board of directors of public companies.
Peter Fenton has served as a member of our board of directors since January 2019. Prior to this, Mr. Fenton served on the Hortonworks board from July 2011 until it merged with us in January 2019. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark Capital Partners, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of New Relic, Inc., a software analytics company, where he serves as Chair of the board of directors, Zuora, Inc., a provider of cloud subscription services, and Elastic N.V., a search company. From February 2009 to May 2017, Mr. Fenton served on the board of directors of Twitter, Inc., a social networking service, from July 2009 to October 2017, he served on the board of directors of Zendesk, Inc., a software development company that provides a software-as-a-service customer service platform, and from September 2006 through February 2019, he served on the board of directors of Yelp Inc., a local directory and user review service company. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University.

The board of directors believes that Mr. Fenton possesses specific attributes that qualify him to serve as a director, including his extensive experience in the venture capital industry, his in-depth knowledge of the technology sector and his service on the boards of directors of a range of public and private companies.
Rosemary Schooler has served as a member of our board of directors since December 2017. Ms. Schooler is Corporate Vice President and General Manager of Data Center Sales for Intel. Ms. Schooler manages overall revenue across the various sales, technical support, and channels capabilities to deliver IoT solutions to Intel customers and partners. Previously, Ms. Schooler served as Intel’s Vice President of the IoT Global Sales, IoT Strategy and Integrated Products Division in the Internet of Things Group (IoTG). Prior to her role in IoTG, Ms. Schooler was Vice President of the Data Center Group and General Manager of Intel’s Communications and Storage Infrastructure Group. Mr. Schooler currently serves on the board of directors of Rexnord Corporation, a multi-platform industrial company. Ms. Schooler holds a B.S. in ceramics science and engineering from Pennsylvania State University.
The board of directors believes that Ms. Schooler possesses specific attributes that qualify her to serve as a director, including her experience in the information technology industry.
Kevin Klausmeyer has served as a member of our board of directors since January 2019. Prior to this, Mr. Klausmeyer served on the Hortonworks board from August 2014 until it merged with us in January 2019. From April 2013 to October 2013, Mr. Klausmeyer served on the board of directors of Sourcefire, Inc., a provider of network security solutions (acquired by Cisco Systems, Inc.). From July 2003 to September 2012, Mr. Klausmeyer served on the board of directors of Quest Software, Inc., a software company that was acquired by Dell Inc. From July 2006 to February 2011, Mr. Klausmeyer served as the Chief Financial Officer of The Planet, Inc., a pioneer in the infrastructure-as-a-service market, which was acquired by SoftLayer Technologies, Inc. (a company later acquired by IBM). Mr. Klausmeyer served on the board of directors of Callidus Software Inc., a provider of software-as-a-service sales and marketing automation solutions, from April 2013 until its acquisition by SAP SE in April 2018. Mr. Klausmeyer holds a B.B.A. in accounting from the University of Texas.
The board of directors believes that Mr. Klausmeyer possesses specific attributes that qualify him to serve as a director, including his financial, accounting, operational and industry expertise derived from his prior experience as an executive and director for public and private technology companies.
Jesse Lynn has served as a member of our board of directors since August 2019. Mr. Lynn has been General Counsel of Icahn Enterprises L.P. (“Icahn Enterprises”), a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion, since January 2015, and was Assistant General Counsel of Icahn Enterprises from September 2004 to January 2015. Prior to that, Mr. Lynn worked as an associate in the business and finance department of the law firm Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. from February 2000 to September 2004., and in the corporate group at the law firm Gordon Altman Butowsky Weitzen Shalov & Wein from September 1996 to February 2000. Mr. Lynn has been a director of Herbalife since 2014, and Conduent, a provider of business process outsourcing services, since April 2019.  Mr. Lynn was previously a director of The Manitowoc Company, Inc. (“Manitowoc”), a capital goods manufacturer, from 2015 to 2018. Mr. Lynn has been a board observer at each of Xerox since May 2018 and SandRidge Energy, Inc. (“SandRidge”), an oil and natural gas company, since June 2018. Carl C. Icahn has or previously had non-controlling interests in each of Conduent, Herbalife, Manitowoc, SandRidge and Xerox through the ownership of securities. Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law.
Jesse Lynn has served as a member of our board of directors since August 2019. Mr. Lynn has been General Counsel of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion) since January 2015. From September 2004 to January 2015, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, L.P., Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from February 2000 until September 2004. From September 1996 until February 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn has been a director of Herbalife Nutrition Ltd., a nutrition company, since 2014, and Conduent Incorporated, a provider of business process outsourcing services, since April 2019. Mr. Lynn was previously a director of The Manitowoc Company, Inc., a capital goods manufacturer, from 2015 to 2018. Mr. Lynn has been a board observer at each of Xerox Corporation, a provider of document management solutions, since May 2018 and SandRidge Energy, Inc., an oil and natural gas company, since June 2018. Carl C. Icahn has or previously had non-controlling interests in each of

Conduent, Herbalife, Manitowoc, SandRidge and Xerox through the ownership of securities. Mr. Lynn received a B.A. in 1992 from the University of Michigan and a J.D. in 1996 from the Boston University School of Law.
Mr. Lynn is a director appointed pursuant to the Voting and Standstill Agreement. The board of directors believes that Mr. Lynn possesses specific attributes that qualify him to serve as a director, including his legal and financial expertise gained in his previous experience and current position with Icahn Enterprises L.P. as well as by serving on the board of directors of public companies.
Michael A. Stankey has served as a member of our board of directors since February 2017. Mr. Stankey is currently the Vice Chairman of Workday, Inc., a cloud‑based enterprise software company, a position he has held since June 2015. He previously served as Workday’s President and Chief Operating Officer from September 2009 to June 2015. Prior to Workday, Mr. Stankey was a Partner at Greylock Partners, a venture capital firm, from October 2007 to September 2009. Mr. Stankey also served as the Chairman and Chief Executive Officer of PolyServe, Inc., a storage virtualization software company, from December 2001 until its acquisition by HP in April 2007. From April 1993 to December 2001, Mr. Stankey held a number of senior management positions, including Senior Vice President of North American Sales, at PeopleSoft, Inc., an enterprise software company. Mr. Stankey currently serves on the board of directors of Workday and of Okta, Inc., two public companies, and of Code42 Software, Inc. and Utmost Software, Inc., two private companies. Mr. Stankey holds a B.A. in business administration from the University of Wisconsin‑Eau Claire.
The board of directors believes that Mr. Stankey possesses specific attributes that qualify him to serve as a director, including his experience in the information technology industry and his experience serving on the board of directors of public companies.
Director Compensation
Our board of directors has adopted a compensation program with respect to the compensation of our non-employee directors who are not serving on our board due to an affiliation with our investors (the “Director Compensation Program”).
Pursuant to our Director Compensation Program, each board member receives annual cash compensation of $35,000, and the non-executive Chairman receives additional annual cash compensation of $40,000, in each case paid in quarterly installments.
Additionally, annual cash compensation for committee membership is as follows, in each case paid in quarterly installments:
• audit committee chair: $25,000;
• audit committee member: $12,500;
• compensation committee chair: $15,000;
• compensation committee member: $10,000;
• nominating and governance committee chair: $15,000;
• nominating and governance committee member: $10,000;
•mergers and acquisitions committee chair: $15,000; and
•mergers and acquisitions committee member: $10,000.
Under the Director Compensation Program, each newly appointed non-employee director receives an initial grant of restricted stock units (“RSUs”) with an approximate value of $450,000 (the “Initial Award”). One-third of the Initial Award vests on the first annual anniversary of the vesting commencement date and the remaining portion of the Initial

Award vests quarterly over the subsequent two years, in each case subject to the director’s continued service with us. The vesting commencement date for the Initial Award coincides with the quarter in which the director first joins our board.
In addition, each continuing director receives an annual grant of RSUs with an approximate value of $230,000 in conjunction with our annual meeting of stockholders (the “Annual Award”). The Annual Award vests in full on the first anniversary of the vesting commencement date, subject to the director’s continued service with us. The vesting commencement date for the Annual Award coincides with the quarter in which the grant is made. A newly appointed director is eligible to receive the Annual Award only if he or she has completed at least three full months of service prior to February 1 of the applicable grant year.
Under the Director Compensation Program, each Annual Award will vest in full on the date of our annual stockholder meeting if a director’s service as a director ends at the annual stockholder meeting due to the director’s failure to be re-elected, the director’s not standing for re-election or the director’s resignation effective on the date of the annual stockholder meeting (each a “Non-Election Event”). Each Initial Award will accelerate in part on the date of an annual stockholder meeting if a Non-Election Event occurs, in which case, the amount that will accelerate will be an amount such that the director will be credited with service for the applicable quarterly or yearly vesting period in which the Non-Election Event occurs. Upon a change in control of our company, all of the outstanding unvested equity awards granted to members of our board of directors under the Initial Award or the Annual Award will become vested immediately prior to the change in control.
Non-Employee Director Compensation Table
The following table provides information for the fiscal year ended January 31, 2020 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during the fiscal year ended January 31, 2020. Other than as set forth in the table and the narrative that follows it, in the fiscal year ended January 31, 2020, we did not pay any fees to our non-employee directors, make any equity or non-equity awards to non-employee directors or pay any other compensation to non-employee directors.
No compensation was paid for service as a director to Messrs. Reilly, Cole or Bearden during their respective tenures as Chief Executive Officer or Interim Chief Executive Officer of the Company. Please see the section entitled “Executive Compensation—Summary Compensation Table” for a summary of payments made to each of Messrs. Reilly, Cole and Bearden, which, in the case of Messrs. Cole and Bearden, includes the aggregate payments that each received as a director and as an executive officer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert Bearden(2)	35,000	230,002	—	265,002
Martin Cole(3)	87,500	471,244(4)	262,502(5)	821,246
Paul Cormier	55,000	230,002	—	285,002
Peter Fenton	62,500	230,002	—	292,502
Nicholas Graziano(6)	25,611	450,002	—	475,613
Kimberly Hammonds	120,000(7)	483,937(8)	277,104(9)	881,040
Kevin Klausmeyer	70,000	230,002	—	300,002
Jesse Lynn(6)	19,688	450,002	—	469,690
Rosemary Schooler(10)	—	—	—	—
Michael A. Stankey	62,500	230,002	—	292,502
_______________
(1)The amounts reported in this column represents the aggregate grant date fair value of equity awards granted under our 2017 Equity Incentive Plan to our directors during the fiscal year ended January 31, 2020, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (“FASB ASC Topic 718”). Note that the amounts do not reflect the dollar amounts actually realized by each non-employee director. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the awards reported in this column are set forth in Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2020.
(2)Mr. Bearden ceased to be eligible for director compensation following his appointment as our President and Chief Executive Officer, effective January 13, 2020. Prior to his appointment as our President and Chief Executive Officer, Mr. Bearden received compensation for his service as a non-employee member of our board of directors as set forth in the table above. Since becoming an employee-director, Mr. Bearden has not received any compensation in his capacity as a director, though he did continue to vest in his RSUs that were granted to him in his capacity as a director prior to his appointment as our Chief Executive Officer. All compensation that we paid to Mr. Bearden for his service as our President and Chief Executive Officer, as well as the compensation for his service as a non-employee director as described above, is presented in the “Summary Compensation Table” summarizing named executive officer compensation.
(3)Prior to his appointment as our Interim Chief Executive Officer, Mr. Cole received compensation for his service as a non-employee member of our board of directors as set forth in the table above. During his service as Interim Chief Executive Officer, Mr. Cole continued to receive compensation in his capacity as a director, although the stipend he received as Interim Chief Executive Officer was reduced by any amounts he received as compensation in his capacity as a director. Mr. Cole also continued to vest in his RSUs that were granted to him in his capacity as a director prior to his appointment as our Interim Chief Executive Officer. All compensation that we paid to Mr. Cole for his service as our Interim Chief Executive Officer, as well as the compensation for his service as a non-employee director as described above, is presented in the “Summary Compensation Table” summarizing named executive officer compensation. Mr. Cole resigned from our board of directors on January 13, 2020.
(4)This amount includes $241,241 due to the acceleration of awards in connection with Mr. Cole’s resignation from our board of directors as further described in Footnote (5) to this table and represents the incremental fair value of these modified awards not presented in the grant date fair value and as computed in accordance with ASC Topic 718.
(5)This amount represents the following compensation Mr. Cole received in connection with his resignation from our board of directors effective January 13, 2020: (i) a lump sum cash payment amount equal to $32,500, and (ii) the net result of (a) an incremental value of $471,244 due to acceleration of vesting with respect to 100% of Mr. Cole’s then-unvested RSUs granted to him in his role as member of our board of directors, less (b) an additional stock-based compensation expense of $241,241 due to such accelerated vesting upon termination as calculated in accordance with ASC Topic 718, which is included in the “Stock Awards” column of this table.
(6)Messrs. Graziano and Lynn joined our board of directors in August 2019 pursuant to the Voting and Standstill Agreement, and each of them received (i) a pro-rated annual cash retainer for the period he served on our board of directors during the fiscal year ended January 31, 2020 and (ii) an Initial Award of RSUs as a new director.
(7)The amount includes a one-time cash payment of $60,000 in recognition of Ms. Hammonds’ substantial additional contributions in her capacity as a director and as a chair of the CEO search committee of our board of directors, which is in addition to any other amounts paid to Ms. Hammonds pursuant to our Director Compensation Program.
(8)This amount includes $253,935 due to the acceleration of awards in connection with Ms. Hammonds’ resignation from our board of directors as further described in Footnote (9) to this table and represents the incremental fair value of these modified awards not presented in the grant date fair value and as calculated in accordance with ASC Topic 718.
(9)This amount represents the following compensation Ms. Hammonds received in connection with her resignation from our board of directors effective January 13, 2020: (i) a lump sum cash payment amount equal to $35,000, and (ii) the net result of (a) an incremental value of $496,038 due to acceleration of vesting with respect to 100% of Ms. Hammond’s then-unvested RSUs granted on March 31, 2017 and June 20, 2019, less (b) an additional stock-based compensation expense of $253,935 due to such accelerated vesting upon termination as calculated in accordance with ASC Topic 718, which is included in the “Stock Awards” column of this table.
(10)During the fiscal year ended January 31, 2020, Ms. Schooler waived participation in our Director Compensation Program due to her existing relationship with Intel.

The following table provides information regarding the number of shares subject to outstanding RSUs held by each person as of January 31, 2020 who served as a non-employee director during any portion of the fiscal year ended January 31, 2020 and granted in accordance with our Director Compensation Program. In addition, as discussed in the footnotes below, the following table provides information regarding the number of shares subject to outstanding stock options held by Messrs. Bearden and Klausmeyer that were originally granted to them by Hortonworks, Inc. (“Hortonworks”), which company merged with us in January 2019, and that were converted into stock options to acquire shares of our common stock as a result of the merger. Please note that the table does not include equity awards granted to Messrs. Bearden or Cole in connection with their respective appointments as our President and Chief Executive Officer and Interim Chief Executive Officer.

Name	Outstanding RSU Awards	Shares subject to Outstanding Options
Robert Bearden	40,140	438,908(1)
Martin Cole	—	—
Paul Cormier	40,140	—
Peter Fenton	40,140	—
Nicholas Graziano	64,286	—
Kimberly Hammonds	—	—
Kevin Klausmeyer	40,140	125,574(2)
Jesse Lynn	64,286	—
Rosemary Schooler	—	—
Michael A. Stankey	42,252	—
(1)Pursuant to the terms of the Merger Agreement, Mr. Bearden received a stock option to purchase 438,908 shares of our common stock at the exercise price of $3.65 per share in exchange for his stock option to acquire 336,328 shares of Hortonworks common stock at the exercise price of $4.76 per share that was granted by Hortonworks prior to our merger with Hortonworks. This option is subject to the same terms and conditions as were applicable to the Hortonworks stock option from which it converted.
(2)Pursuant to the terms of the Merger Agreement, Mr. Klausmeyer received a stock option to purchase 125,574 shares of our common stock at the exercise price of $10.84 per share in exchange for his stock option to acquire 96,226 shares of Hortonworks common stock at the exercise price of $14.14 per share that was granted by Hortonworks prior to our merger with Hortonworks. This option is subject to the same terms and conditions as were applicable to the Hortonworks stock option from which it converted.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” IN THE ELECTION OF EACH OF THE TWO NOMINATED DIRECTORS

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP, FOR THE FISCAL YEAR ENDING JANUARY 31, 2021
(Item No. 2 on the Proxy Card)
Our audit committee has selected, and is submitting for ratification by the stockholders its selection of, the firm of Ernst & Young LLP (“EY”), to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2021 and until their successors are appointed. Although action by stockholders is not required by law, the audit committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the audit committee feels that such a change would be in the best interests of Cloudera and our stockholders. In the event of a negative vote on ratification, the audit committee will reconsider the selection of EY as our independent registered public accounting firm.
Representatives of EY are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table sets forth the aggregate fees and related expenses for professional services provided by EY during the fiscal years ended January 31, 2020 and 2019. The audit committee considered the provision of the services corresponding to these fees, and the audit committee believes that the provision of these services is compatible with EY maintaining its independence.

	Years Ended January 31,
	2020	2019
Audit fees	$3,262,556	$3,999,000
Audit-related fees	$—	$228,535
Tax fees	$—	$—
All other fees	$—	$—
Total	$3,262,556	$4,227,535
Audit Fees
Fees for EY audit services include fees associated with the annual audit, quarterly reviews of financial statements, review of our reports and other documents we file with the SEC, consents issued in connection with certain SEC filings and accounting consultations. The fees for the year ended January 31, 2019 include fees related to (i) business combination accounting for our merger with Hortonworks, as well as (ii) attestation services related to Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees
“Audit-related fees” include fees for professional services rendered that are reasonably related to the performance of the audit or review of our consolidated financial statements. The fees for the year ended January 31, 2019 include fees related to our merger with Hortonworks.
Pre-Approval Policies and Procedures
The audit committee pre-approval policies and procedures require prior approval of each engagement of EY to perform audit and permitted non-audit services. We adopted these pre-approval policies in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws and regulations, and all of the professional services listed herein were approved in accordance with these policies.
All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP, FOR THE YEAR ENDING JANUARY 31, 2021

PROPOSAL NO. 3: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
(Item No. 3 on the Proxy Card)
In accordance with Section 14A of the Exchange Act and related rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation program for our named executive officers, as disclosed in this proxy statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
Stockholders are urged to read the “Executive Compensation” section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion, and the other related disclosure.”
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 2020 for:
• each of our named executive officers;
• each of our directors;
• all of our directors and executive officers as a group; and
• each stockholder known by us to beneficially own more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 295,348,575 shares of common stock outstanding as of April 30, 2020. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to (i) stock options held by that person or entity that are currently exercisable or exercisable within 60 days of April 30, 2020 and (ii) stock awards held by that person or entity that are scheduled to vest and become releasable within 60 days of April 30, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The share numbers for the directors and executive officer who joined Cloudera from Hortonworks pursuant to the Merger Agreement (Messrs. Bearden, Cormier, Fenton, Klausmeyer and Murthy) include all shares and equity grants that converted into Cloudera shares or equity grants as a result of the merger with Hortonworks. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Cloudera, Inc., 395 Page Mill Road, Palo Alto, California 94306.

Name of Beneficial Owner	Shares Beneficially Owned(#)	Percentage(%)
Directors and Named Executive Officers:
Robert Bearden(1)	1,146,512	*
Jim Frankola(2)	1,765,681	*
Arun Murthy(3)	1,148,395	*
Thomas J. Reilly (4)	8,773,007	2.9
Martin Cole(5)	50,020	*
Paul Cormier(6)	269,814	*
Peter Fenton(7)	9,504,372	3.2
Nicholas Graziano(8)	—	—
Kevin Klausmeyer(9)	273,375	*
Jesse Lynn(10)	—	—
Rosemary Schooler(11)	26,065,827	8.8
Michael A. Stankey(12)	151,108	*
All Executive Officers and Directors as a Group (12 persons)(13)	49,148,111	16.1
5% Stockholders:
The Icahn Group(14)	52,327,391	17.7
Intel Corporation(11)	26,065,827	8.8
BlackRock, Inc.(15)	21,107,006	7.1
The Vanguard Group(16)	18,073,090	6.1
_______________

* Represents beneficial ownership of less than 1% of the shares of common stock.
(1) Consists of (a) 532,762 shares, (b) 438,908 shares subject to options that are exercisable within 60 days of April 30, 2020, and (c) 174,842 shares issuable upon the settlement of restricted stock units that will vest and become releasable within 60 days of April 30, 2020.
(2) Consists of (a) 1,423,326 shares, (b) 193,053 shares subject to options that are exercisable within 60 days of April 30, 2020, and (c) 149,302 shares issuable upon the settlement of restricted stock units that will vest and become releasable within 60 days of April 30, 2020.
(3) Consists of (a) 749,540 shares, (b) 282,332 shares subject to options that are exercisable within 60 days of April 30, 2020, and (c) 116,523 shares issuable upon the settlement of restricted stock units that will vest and become releasable within 60 days of April 30, 2020.
(4) Consists of (a) 1,379,252 shares and (b) 7,393,755 shares subject to options that are exercisable within 60 days of April 30, 2020.
(5) Consists of (a) 20 shares held by Mr. Cole and (b) 50,000 shares held by the Cole Family Holdings, LLP, of which Mr. Cole is a trustee.
(6) Consist of (a) 29,363 shares held by Mr. Cormier, (b) 200,311 shares held by The Paul J. Cormier Grantor Retained Annuity Trust of 2019, of which Mr. Cormier is Trustee, and (c) 40,140 shares issuable upon the settlement of restricted stock units that will vest and become releasable within 60 days of April 30, 2020.
(7) Consists of (a) 799,686 shares held by Mr. Fenton, (b) 395,019 shares held by Benchmark Capital Partners VI, L.P. (“BCP VI”), as nominee for BCP VI, Benchmark Founders' Fund VI, L.P. (“BFF VI”), (c) 8,269,527 shares held by Benchmark Capital Partners VII, L.P. (“BCP VII”), as nominee for BCP VII, Benchmark Founders' Fund VII, L.P. (“BFF VII”). Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”) is the general partner of BCP VI and BFF VI. Benchmark Capital Management Co. VII, L.L.C. (“BCMC VII”) is the general partner of BCP VII and BFF VII. Mr. Fenton is a managing member of BCMC VI and BCMC VII, and (d) 40,140 shares issuable upon the settlement of restricted stock units that will vest and become releasable within 60 days of April 30, 2020.
(8) Mr. Graziano , a member of our board of directors, is a designee of the Icahn Group as described in Footnote 14 below, but does not hold vesting or dispositive power over the shares held by the Icahn Group. See Footnote 14 for more information regarding the Icahn Group.
(9) Consists of (a) 107,661 shares, (b) 125,574 shares subject to options that are exercisable within 60 days of April 30, 2020, and (c) 40,140 shares issuable upon the settlement of restricted stock units that will vest and become releasable within 60 days of April 30, 2020.
(10) Mr. Lynn, a member of our board of directors, is a designee of the Icahn Group as described in Footnote 14 below, but does not hold vesting or dispositive power over the shares held by the Icahn Group. See Footnote 14 for more information regarding the Icahn Group.
(11) Based on information contained in a Schedule 13G filed with the SEC by Intel Corporation on February 12, 2018. Consists of 26,065,827 shares held by Intel, of which it has sole voting and dispositive power. The principal business address for Intel is 2200 Mission College Blvd., Santa Clara, California 95054.
(12) Consists of (a) 90,147 shares held by Mr. Stankey, (b) 20,821 shares held by the Michael A. Stankey Revocable Trust UAD 05/30/14, of which Mr. Stankey is trustee, and (c) 40,140 shares issuable upon the settlement of restricted stock units that will vest and becomes releasable within 60 days of April 30, 2020.
(13) Consists of (a) 39,472,138 shares, (b) 8,433,622 shares subject to stock options that are exercisable within 60 days of April 30, 2020, and (c) 601,227 shares issuable upon the settlement of restricted stock units that will vest and become releasable within 60 days of April 30, 2020, each of which are held by our directors and officers as a group.
(14) Based on information contained in a Schedule 13D/A filed with the SEC on April 15, 2020 by the Icahn Group, comprising of Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn. According to this Schedule 13D/A, Icahn Master has sole voting power and dispositive power with respect to 21,787,704 shares; Icahn Offshore has shared voting power and dispositive power with respect to  21,787,704 shares; Icahn Partners has sole voting power and dispositive power with respect to 30,539,687 shares; Icahn Onshore has shared voting power and dispositive power with respect to 30,539,687 shares; Icahn Capital has shared voting power and dispositive power with respect to 52,327,391 shares; IPH has shared voting power and dispositive power with respect to  52,327,391 shares; Icahn Enterprises Holdings has shared voting power and dispositive power with respect to 52,327,391 shares; Icahn Enterprises GP has shared voting power and dispositive power with respect to 52,327,391 shares; Beckton has shared voting power and dispositive power with respect to  52,327,391 shares; and Carl C. Icahn has shared voting power and dispositive power with respect to 52,327,391 shares. The address for each of Icahn Master, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn is 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, FL 33160.
(15) Based on information contained in a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 20,453,725 shares and sole dispositive power with respect to 21,107,006 shares, through itself and being the parent holding company or control person over each of the following subsidiaries: BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Advisors. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(16) Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2020 by Vanguard Group, Inc. (“Vanguard”). According to this Schedule 13G/A, Vanguard, in its capacity as an investment adviser, may be deemed to beneficially own 18,073,090 shares, of which it has sole dispositive power with respect to 17,814,564 shares, shared dispositive power with respect to 258,526 shares, sole voting power with respect to 246,365 shares, and share voting power of 38,676 shares. These beneficially owned shares include 219,850 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard and 65,191 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard. The principal business office for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

EXECUTIVE OFFICERS
Our current executive officers as of April 30, 2020, and their positions and respective ages on that date, are shown below. The table below does not include our former Chief Executive Officer and our former Interim Chief Executive Officer:

Name	Age	Position
Robert Bearden	53	Chief Executive Officer and President
Jim Frankola	55	Chief Financial Officer
Arun Murthy	38	Chief Product Officer
Our executive officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. See “Executive Compensation—Employment, Severance and Change in Control Arrangements” for additional detail. There is no family relationship between any of our directors or executive officers and any of our other directors or executive officers.
Biographical information for Mr. Bearden is provided above. See “Proposal No.1: Election of Class III Directors —Biographies — Nominees for Class III Directors.”
Jim Frankola has served as our Chief Financial Officer since October 2012. From June 2010 to September 2012, Mr. Frankola served as Chief Financial Officer of Yodlee, Inc. a data aggregation and data analytics platform company. Prior to Yodlee, Mr. Frankola served as Chief Financial Officer of Ariba, Inc., a software and information technology services company. Mr. Frankola has also held various other senior level financial and business management positions at several companies, including IBM and Avery Dennison Corporation. Mr. Frankola holds a B.S. in accounting from Penn State University and an M.B.A. from New York University Stern School of Business.
Arun Murthy has served as our Chief Product Officer since January 3, 2019. Prior to this, Mr. Murthy served as Chief Product Officer of Hortonworks from July 2011 until it merged with us in January 2019. At Hortonworks, Mr. Murthy led engineering and research and development efforts. Mr. Murthy has worked on Apache Hadoop since its inception in 2006 and remains an Apache Hadoop Project Management Committee member. Prior to co-founding Hortonworks, Mr. Murthy was one of the original members of the Hadoop team at Yahoo Inc. (now Altaba Inc.). Mr. Murthy holds a bachelor of engineering in computer science and engineering from Visvesvaraya Technological University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding our compensation program during our fiscal year ended January 31, 2020 (“Fiscal Year 2020”) for each individual who served as our principal executive officer at any time during the last completed fiscal year, our principal financial officer and the executive officer (other than our principal executive officers and principal financial officer) at fiscal year-end who was our most highly-compensated executive officer (our “named executive officers”). For Fiscal Year 2020, our named executive officers were:
▪Robert Bearden, our President and Chief Executive Officer (our “CEO”);
▪Jim Frankola, our Chief Financial Officer;
▪Arun Murthy, our Chief Product Officer;
▪Martin Cole, our former Interim Chief Executive Officer; and
▪Thomas J. Reilly, our former Chief Executive Officer;
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during our Fiscal Year 2020. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why our compensation committee arrived at the specific compensation decisions for our executive officers, including our named executive officers, in Fiscal Year 2020, and discusses the key factors that our compensation committee considered in determining their compensation.
Executive Summary

        Who We Are
At Cloudera, we believe that data can make what is impossible today, possible tomorrow. We empower people to transform complex data into clear and actionable insights. Powered by the relentless innovation of the open source community, we advance digital transformation for the world's largest enterprises. We deliver a modern enterprise data platform to manage and secure the data lifecycle from the Edge to AI, spanning any cloud or data center. We are an enterprise data cloud company. We pioneered the creation of the enterprise data cloud category. Since our founding in 2009, we have been a leader in multi-function data management and analytics software, including flow management, streams management, data engineering, data warehousing, streaming analytics, operational databases and machine learning. These solutions function together on the same, or diverse, data sets. In addition, we provide support, professional services and training relating to our offerings. Fundamental to our offerings is shared data experience technologies, providing consistent security, governance, lineage and metadata management across the data lifecycle for both on-premises and public cloud deployments. Customers implement our software primarily on-premises in data centers, or operate it on the public cloud infrastructure. Our products integrate the latest innovations in open source data management technology for enterprise-grade performance, scalability and security. In 2019, we introduced Cloudera Data Platform (CDP), our cloud-native data platform for the enterprise data cloud built on open-source software. CDP increases customers’ flexibility and workload deployment options by integrating cloud-native services to create hybrid, multi-cloud capabilities for multi-function data management and analytics. We believe that our traditional offerings, taken together with our recently released CDP products and our CDP roadmap, position us as a leader in the emerging enterprise data cloud category.
Leadership Transition
During 2019, our board of directors worked carefully to ensure a smooth leadership transition in connection with Mr. Reilly’s retirement from his role as our Chief Executive Officer and as a member of our board of directors, effective July 31, 2019. At that time, the board of directors established a special committee to oversee the search for a permanent

Chief Executive Officer and appointed our then-chairman, Mr. Cole, as Interim Chief Executive Officer to lead the executive team during the transition period. The appointment of Mr. Cole, who had served as a member of our board of directors since 2014 and was deeply familiar with our business, enabled us to benefit from continuity in leadership and engage in a thorough and deliberate succession planning process. Mr. Bearden was appointed as our President and Chief Executive Officer, and as a member of our board of directors, each effective January 13, 2020, and Mr. Cole resigned as Interim Chief Executive Officer and from our board of directors at such time. We believe Mr. Bearden, who was a co-founder and Chief Executive Officer of Hortonworks (with which we merged in January 2019), has extensive industry knowledge and highly-relevant experience that is fundamental to our continued growth and commitment to the creation of sustainable stockholder value. Please see both “—Fiscal Year 2020 Executive Compensation Highlights” and “—Chief Executive Officer Transitions and Agreements” below for a detailed discussion of these developments and the compensation provided to each of these Chief Executive Officers.
Fiscal Year 2020 Business Highlights
Fiscal Year 2020 was a year of significant accomplishment for us. In Fiscal Year 2020, we achieved a number of significant financial and operational results:
▪We continued to execute on integration plans following our merger with Hortonworks, Inc. in January 2019.
▪For Fiscal Year 2020, total revenue was $794.2 million and subscription revenue was $667.8 million.
▪GAAP loss from operations for Fiscal Year 2020 was $339.8 million. For reference, GAAP loss from operations for the year ended January 31, 2019 (“Fiscal Year 2019”) was $193.8 million.
▪Non-GAAP loss from operations for Fiscal Year 2020 was $39.4 million. For reference, non-GAAP loss from operations for Fiscal Year 2019 was $67.3 million.
▪Operating cash flow for Fiscal Year 2020 was negative $36.8 million, which includes $60.5 million of merger-related payments. For reference, operating cash flow for Fiscal Year 2019 was $34.3 million.
▪GAAP net loss per share for Fiscal Year 2020 was $1.20. For reference, GAAP net loss per share for Fiscal Year 2019 was $1.21.
▪Non-GAAP net loss per share for Fiscal Year 2020 was $0.13. For reference, non-GAAP net loss per share for Fiscal Year 2019 was $0.41.
Fiscal Year 2020 Executive Compensation Highlights:
        Our general executive compensation decisions for Fiscal Year 2020 took place in the first quarter of Fiscal Year 2020 as part of our compensation committee’s annual review of our executive compensation program. In this regard, our compensation committee took the following key actions with respect to the compensation of our named executive officers for and during Fiscal Year 2020:
▪New Chief Executive Officer — Mr. Bearden was appointed as our President and Chief Executive Officer on January 13, 2020. In connection with his appointment, we entered into an employment offer letter with him, which provides for, among other things: (i) a base salary of $600,000; (ii) a target annual cash bonus opportunity of $500,000 to be paid quarterly (which, for Fiscal Year 2020, was paid at target on a pro-rated basis based on Mr. Bearden’s service through the end of Fiscal Year 2020, and which, for Fiscal Year 2021, the first two fiscal quarters will be paid at target); (iii) an RSU award to acquire 538,809 shares of our common stock, which will vest quarterly over one year commencing December 15, 2019; (iv) an RSU award to acquire 1,077,619 shares of our common stock which will vest quarterly over two years commencing March 15, 2021, but only if our board of directors (with less than two dissenters from such approval) determines its satisfaction with Mr. Bearden’s performance as our Chief Executive Officer prior to such date; and (v) the provision of separation payments and benefits upon certain qualifying terminations of employment. On May 6, 2020, Mr. Bearden voluntarily forfeited 275,000 shares subject to the restricted stock unit award granted to him on January 13, 2020 in connection with his appointment as our President and Chief Executive Officer (the “New Hire RSU”), representing approximately 17% of the total New Hire RSU, reducing the number of shares eligible to vest during the third year of the New Hire RSU’s vesting schedule. Mr. Bearden informed the Company that he cancelled this portion of his New Hire RSU in order to facilitate making equity grants of approximately the same number of restricted stock units to the Company’s non-executive employees in recognition of a reduction to their cash bonuses for the remainder of fiscal year 2021 as a result of COVID-19 and other business factors without resulting in additional dilution to our stockholders. For further information on Mr. Bearden’s New Hire RSU and his voluntary reduction of a portion thereof, see “—Chief Executive Officer Transitions and Agreements” below.
▪Chief Executive Officer Transitions — Mr. Reilly retired from his role as our Chief Executive Officer and as a member of our board of directors, effective July 31, 2019. We entered into a transition agreement with Mr. Reilly providing for his transitional services from June 5, 2019 through July 31, 2019, and upon retirement and subject to a release of claims: (i) a payment equal to 12 months of his base salary plus 100% of his target annual cash bonus opportunity; (ii) a payment equal to his target annual cash bonus opportunity for Fiscal Year 2020, pro-rated for his partial year of service; (iii) payment of 24 months of health insurance premiums; (iv) full accelerated vesting of his outstanding and unvested stock options and RSUs and (v) post-termination exercisability of his stock options (including by “net exercise” in certain circumstances) until the earliest of one-year following his separation date or the original expiration term of the stock options. For further information on this arrangement, see “—Chief Executive Officer Transitions and Agreements” below.
At the same time, we appointed Mr. Cole as our Interim Chief Executive Officer. In connection with his interim role, Mr. Cole received a monthly stipend of $40,000, reduced by any fees he received for his continued service as a member of our board of directors, and an RSU award to acquire 577,035 shares of our common stock. Upon Mr. Cole’s resignation from our Board of Directors (and simultaneously as our Interim Chief Executive Officer), he received a lump-sum payment of $32,500 and full accelerated vesting of the RSU awards granted to him for his service as a member of our board of directors (but excluding the RSU awards granted to him in his capacity as our Interim Chief Executive Officer). For further information on each of these arrangements, see “—Chief Executive Officer Transitions and Agreements” below.
▪Base Salary — The base salaries for Messrs. Cole and Bearden were established in connection with their respective appointment as our Chief Executive Officer. The base salaries for our other named executive officers remained unchanged from the fiscal year ended January 31, 2019. For further information see “—Fiscal Year 2020 Compensation Decisions – Base Salary” below.
▪Fiscal Year 2020 Annual Bonus Achievement — Annual bonus payments to Messrs. Frankola and Murthy were made at 93% of their respective target annual cash bonus opportunities based on achievement of our pre-established corporate performance measures related to our bookings, revenue and operating cash flow under our Fiscal Year 2020 Bonus Plan. As described in more detail below, the compensation committee approved a downward adjustment to the bookings target for our named executive officers who were participants in the bonus plan at that time (Messrs. Frankola and Murthy only). The compensation committee believed this adjustment was necessary in light of the reallocation of resources following a mid-year revision of our operating budget.
Messrs. Bearden and Reilly each received an annual cash bonus for Fiscal Year 2020 prorated to reflect a partial year of service. Mr. Cole did not participate in our Fiscal Year 2020 Bonus Plan.
For further information see “—Fiscal Year 2020 Compensation Decisions - Annual Cash Bonuses” below.
▪Long-Term Incentive Program — RSU awards comprised a significant portion of our named executive officers’ target total direct compensation for Fiscal Year 2020 and were intended to further strengthen alignment between the interests of our named executive officers and our stockholders. The compensation committee approved a portion of its annual equity awards in February 2019 and the remainder in July 2019. In February 2019, Messrs. Frankola and Reilly were granted RSU awards to acquire 519,019 and 455,373 shares of our common stock, respectively. In July 2019, Messrs. Frankola and Murthy were granted RSU awards to acquire 127,505 and 376,682 shares of our common stock, respectively. In December 2019, the compensation committee approved the grant of additional RSU awards to acquire 376,682 shares of our common stock to Mr. Murthy after review of his existing awards in order to strengthen his retention with us.
RSU awards were approved for Messrs. Cole and Bearden in connection with their respective appointments as our Chief Executive Officer as described above under “—Fiscal Year 2020 Executive Compensation Highlights—New Chief Executive Officer” and under “—Fiscal Year 2020 Executive Compensation Highlights — Chief Executive Officer Transitions.”
For further information, see “—Fiscal Year 2020 Compensation Decisions - Long-Term Incentive Compensation” below.
▪Compensation Governance — Consistent with evolving compensation governance best practices, we adopted stock ownership guidelines for our executive officers and non-employee directors, and we adopted a compensation recoupment policy applicable to incentive compensation paid to our executive officers. For further information see “—Other Compensation Policies” below.
Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers, including our named executive officers, with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ annual target total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our executive officers through two separate compensation elements:
▪First, we provide the opportunity to participate in our annual cash bonus plan which provides payment if our executive officers produce short-term financial, operational, and strategic results that meet or exceed the objectives set forth in our annual operating plan.
▪In addition, we grant RSU awards, which comprise a significant portion of the target total direct compensation opportunities for our executive officers, the value of which depends entirely on the value of our common stock, thereby incentivizing our executive officers to build sustainable long-term value for the benefit of our stockholders.
These variable pay elements ensure that, each year, a substantial portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance. We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. To ensure that we remain faithful to our compensation philosophy, our compensation committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and ultimately realized) from such awards in subsequent years, and our total stockholder return over this period.
Best Practices in Compensation Governance

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do
•Maintain an Independent Compensation Committee. Our compensation committee consists solely of independent directors who establish our compensation practices.
•Retain an Independent Compensation Advisor. Our compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive and director compensation matters independent of management. This consultant performed no other consulting or other services for us in Fiscal Year 2020.
•Annual Executive Compensation Review. Our compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.
•Use a Pay-for-Performance Philosophy. The majority of our executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price and/or total stockholder return.
•Stock Ownership Policy. We adopted a stock ownership policy that requires our executive officers as well as our non-employee directors to maintain a minimum ownership level of our common stock.
•Compensation Recoupment Policy. We adopted a compensation recoupment policy applicable to all incentive-based compensation paid to our executive officers.
What We Do Not Do
•No Executive Retirement Plans. We do not offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.
•No Hedging or Pledging. We prohibit our employees (including our executive officers) and the non-employee members of our board of directors from hedging or pledging our securities.
•No Gross-Ups on Excise Taxes. We do not provide any reimbursement (including “gross-ups”) on excise taxes imposed on payments or benefits paid contingent upon a change in control of the Company.
Stockholder Advisory Vote on Named Executive Officer Compensation

        At our 2019 annual meeting of stockholders, approximately 81% of the votes cast approved, on an advisory basis, the compensation of our named executive officers as disclosed in last year’s proxy statement (the “Say on Pay” vote). When designing our Fiscal Year 2020 executive compensation program, including the form and amount of compensation to our named executive officers, the Compensation Committee considered these vote results. The Compensation Committee will continue to consider stockholder feedback and the results of the Company’s Say-on-Pay votes when making future compensation decisions for our named executive officers.
In addition, our stockholders voted in favor of submitting a Say on Pay proposal for stockholder consideration every year. We, therefore, intend to hold an annual Say-on-Pay vote. Following the annual meeting to which this proxy statement relates, our next Say-on-Pay vote will take place at our 2021 annual meeting of stockholders.
Chief Executive Officer Transitions & Agreements

Appointment of Mr. Bearden as Chief Executive Officer.
On January 13, 2020, Mr. Bearden was appointed as our President and Chief Executive Officer and remained as a member of our board of directors. In developing the compensation package for Mr. Bearden, the compensation committee reviewed an analysis of competitive market data prepared by its compensation consultant and gave careful consideration to, among other factors, the compensation structure and levels that were deemed reasonable and necessary to incentivize Mr. Bearden to join us as our Chief Executive Officer, the increased role and responsibilities of our Chief Executive Officer position following our merger with Hortonworks in 2019, Mr. Bearden’s depth of knowledge and unique ability to execute on integration matters and the Company’s strategy given his prior experience as the Chief Executive Officer of Hortonworks, the incentive value of his outstanding and unvested equity awards and our retention objectives, how Mr. Bearden’s compensation compared to our former Chief Executive Officer’s compensation, the size of Mr. Bearden’s proposed new equity awards and their ability to align incentives toward achievement of our strategic objectives, and whether he would also be eligible to vest in the new awards and receive additional awards in the near future (subject to the compensation committee’s ongoing review of performance, competitiveness, retention, and other relevant factors), and our 2019 Say-on-Pay Vote. The compensation committee believed that Mr. Bearden’s compensation should be principally tied to long-term stockholder value creation and, accordingly, the compensation committee determined to grant a substantial portion of his compensation in the form of RSUs. Mr. Bearden’s initial compensation arrangements as set forth in his employment offer letter are as follows:
• an annual base salary of $600,000;
•a target annual cash bonus opportunity of $500,000, to be paid quarterly (which, for Fiscal Year 2020, was paid at target on a pro-rated basis based on Mr. Bearden’s service through the end of the Fiscal Year 2020, and which, for Fiscal Year 2021, the first two fiscal quarters will be paid at target); and
•(x) an RSU award to acquire 538,809 shares of our common stock which will vest quarterly over one year commencing December 15, 2019, and (y) an RSU award to acquire 1,077,619 shares of our common stock of which will vest quarterly over two years commencing March 15, 2021, but only if our board of directors (with less than two dissenters from such approval) determines its satisfaction with Mr. Bearden’s performance as our Chief Executive Officer prior to such date (collectively, the “New Hire RSUs”).
On May 6, 2020, Mr. Bearden voluntarily forfeited 275,000 shares subject to the New Hire RSUs, representing approximately 17% of the total New Hire RSU. Mr. Bearden informed the Company that he cancelled this portion of his New Hire RSU to facilitate making equity grants of approximately the same number of restricted stock units to the Company’s non-executive employees in recognition of a reduction to their cash bonuses for the remainder of fiscal year 2021 as a result of COVID-19 and other business factors without resulting in additional dilution to our stockholders.
As a result and upon our compensation committee’s approval, the number of shares subject to the New Hire RSU that are eligible to vest during the third year of the New Hire RSU’s overall vesting schedule was reduced by 275,000 and the remaining 263,810 shares eligible to vest during the third year will vest pro-rata over four quarters during the third year subject to Mr. Bearden’s continued employment on each vesting date. Our compensation committee accepted and approved this reduction to Mr. Bearden’s New Hire RSU. No other changes were made to Mr. Bearden’s New Hire RSU.
Pursuant to his employment offer letter, Mr. Bearden is entitled the following severance payments and benefits in the event of his termination of employment by us without “cause” or his resignation for “good reason” (as such terms are defined in the employment offer letter), subject to his execution of a general release of claims against us and our affiliates: (i) a lump-sum payment equal to 18 months of his base salary, plus his target annual cash bonus; (ii) a lump-sum payment equal to his target annual cash bonus for the year in which his termination of employment occurs, pro-rated based on the number of days during which Mr. Bearden remained in service during the applicable performance period; and (iii) direct payment or reimbursement of the cost of premiums for Mr. Bearden and his covered dependents to continue healthcare coverage for up to 18 months following his termination of employment. In addition, the RSU award granted to Mr. Bearden on January 13, 2020, in connection with his appointment as our President and Chief Executive Officer (the “Initial RSU”) would become vested with respect to the number of shares of our common stock subject to the Initial RSU that would have become vested if Mr. Bearden had remained in employment with the Company during the 12-month period following his termination date. In addition, if Mr. Bearden’s termination of employment occurs during the period commencing three months prior to a change in control of the Company and ending 12 months following such change in control, all of his then-outstanding and unvested equity awards would become fully vested and exercisable, as applicable.

Our board of directors and compensation committee considered these post-employment compensation arrangements reasonable and necessary to incentivize Mr. Bearden to accept employment as our President and Chief Executive Officer.
Appointment of Mr. Cole as Interim Chief Executive Officer
In order to facilitate a successful leadership transition following Mr. Reilly’s retirement, our board of directors appointed Mr. Cole, who had been a member of our board of directors since 2014, as our Interim Chief Executive Officer effective August 1, 2019. Mr. Cole served as our Interim Chief Executive Officer until Mr. Bearden’s appointment as our President and Chief Executive Officer in January 2020. In connection with his interim role and in recognition of Mr. Cole’s expanded responsibilities and stewardship during our leadership transition, Mr. Cole received a monthly stipend of $40,000, reduced by any fees he received for his service as a non-employee director (if any), and an RSU award to acquire 577,035 shares of our common stock, vesting quarterly over a one-year period through June 30, 2020.
Upon Mr. Bearden’s appointment, Mr. Cole resigned from his position as our Interim Chief Executive Officer and as a member of our board of directors. In connection with his resignation, we entered into a separation agreement with Mr. Cole pursuant to which he became entitled to a lump-sum payment of $32,500 and full accelerated vesting of the RSU awards granted to him for his service as a member of our board of directors (but excluding the RSU awards granted to him in his capacity as our Interim Chief Executive Officer).
        Transition Agreement with Mr. Reilly
On June 5, 2019, we entered into a transition agreement (“Transition Agreement”) with Mr. Reilly pursuant to which he provided transitional services to us through July 31, 2019, and retired as our Chief Executive Officer and as a member of our board of directors, effective July 31, 2019. Pursuant to his Transition Agreement, and subject to his execution of his release against us, Mr. Reilly became entitled to the payments and benefits described below at the end of his transition period:
▪a lump-sum payment equal to 12 months of his base salary, plus 100% of his target annual cash bonus;
▪a lump-sum payment equal to his target annual cash bonus for Fiscal Year 2020, pro-rated for his partial year of service;
▪payment by us of the premiums required to maintain his healthcare insurance for up to 24 months;
▪full accelerated vesting with respect to his outstanding and unvested stock options and RSU awards; and
▪extended post-termination exercisability of his stock options (including by “net exercise” in certain circumstances) until the earliest of one-year following his separation date or the original expiration term of the stock options.
Our compensation committee and our board of directors considered these severance payments and benefits reasonable and appropriate to facilitate and ensure an orderly transition of Mr. Reilly’s duties and responsibilities. Also, as previously disclosed in a Current Report on Form 8-K filed by the Company with the SEC on August 5, 2019, we entered into a share acquisition and restriction agreement with Mr. Reilly pursuant to which Mr. Reilly committed to purchase at least $5 million of our common stock in open market purchases and to refrain from certain dispositions of our securities for a period of one year. In addition, we agreed with Mr. Reilly that he would rescind his previous net exercise of stock options granted to him, such that he reimbursed us in cash for the exercise price and tax withholding and re-acquired the approximately 5.9 million shares that had previously been forfeited in connection with the net exercise.
Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
▪Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executives within the context of responsible cost management;
▪Establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executives;
▪Align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
▪Offer total compensation opportunities to our executives that are competitive and fair.
Program Design
We structure the annual compensation of our executive officers, including our named executive officers, using three principal elements: base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.
The key component of our executive compensation program has been long-term incentive compensation in the form of equity awards for shares of our common stock. We believe that these awards offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders.
We also offer cash compensation in the form of base salaries that we believe, overall, are competitive within the market range for companies of similar size, stage of development, and growth potential. In addition, in designing annual cash bonus opportunities, our compensation committee focuses on the achievement of the financial and strategic objectives that will further our longer-term growth goals in making its determinations.
The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. We evaluate performance over both short-term and multi-year periods based on our financial and operational performance, including results for certain key performance measures and our total return to stockholders over time, both on an absolute basis and a relative basis.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.
Compensation-Setting Process

Role of Compensation Committee
Our compensation committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers, including our named executive officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other executive officers. In addition, the compensation committee makes all final decisions regarding the compensation of our CEO and the other executive officers.
In carrying out its responsibilities, our compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation.
Our compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available in the “Investor Relations” section of our website, which is located at https://investors.cloudera.com, by clicking on “Governance Documents” in the “Corporate Governance” section.
Our compensation committee also retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Setting Target Total Direct Compensation
Our compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our named executive officers, and all related performance criteria at the beginning of each fiscal year, or more frequently as warranted. Adjustments are typically effective at the beginning of the fiscal year.
Our compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers, including our named executive officers. In making decisions about the compensation of our executive officers, the compensation committee takes a holistic view that considers various factors, including the following:
▪our executive compensation program objectives;
▪our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;
▪each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
▪the scope of each executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;
▪the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
▪the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
▪our CEO’s compensation relative to that of our executive officers, and compensation parity among our executive officers;
▪our financial performance relative to our compensation and performance peers;
▪the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
▪the recommendations of our Chief Executive Officer with respect to the compensation of our executive officers (excluding himself).
        These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer.  Our compensation committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of the

Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their decisions.
        Our compensation committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to mitigate exposure to excessive or inappropriate risk-taking. Please see discussion above under “—Board of Directors and Committees of the Board of Directors; Corporate Governance Standards and Director Independence.”
        Our compensation committee, in making its determinations, reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, and more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer. Our management assists the compensation committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.
Typically, our Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including adjustments to annual cash compensation, long-term incentive compensation opportunities, and program structures, for our executive officers, except with respect to his own compensation. At the beginning of each fiscal year, our Chief Executive Officer reviews the performance of our other executive officers, including our other named executive officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior fiscal year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above. The annual business objectives for each executive officer are developed through mutual discussion and agreement between our Chief Executive Officer and the executive officers and are reviewed with the compensation committee. The compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our executive officers.
Our Chief Executive Officer also attends meetings of our compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of Compensation Consultant
Our compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee, which reviews the engagement annually.
For Fiscal Year 2020, our compensation committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group.
During Fiscal Year 2020, Compensia attended the meetings of our compensation committee (both with and without management present) as requested and provided various services including the following:
▪assisting in the review and updating of the compensation peer group;
▪providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

▪review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our executive officers;
▪providing competitive market data based on the compensation peer group for the non-employee members of our board of directors and evaluating how the compensation we pay our non-employee directors compares both to our performance and to how the companies in our compensation peer group compensate their non-employee directors;
▪providing competitive market data based on compensation arrangements at various technology companies for interim Chief Executive Officer compensation;
▪providing competitive market data based on compensation peer group data and broader technology companies for the hiring of a new Chief Executive Officer;
▪providing an assessment of market competitive post-employment compensation arrangements for senior executives;
▪conducting a review of aggregate equity usage practices in the broader market based on compensation peer group data;
▪assisting with the design and review of a stock ownership policy for executive officers and the non-employee members of the board of directors;
▪assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
▪consulting with our compensation committee chair and other members between compensation committee meetings; and
▪support on other ad hoc matters throughout the year.
Compensia did not provide any services to us other than the consulting services to our compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The compensation committee has evaluated Compensia’s engagement, and based on the factors set forth in Exchange Act Rule 10C-1(b)(4), as well as the applicable listing standards of The New York Stock Exchange, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the compensation committee did not raise any conflict of interest, and that Compensia is independent within the meaning of the listing standards of The New York Stock Exchange.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a select group of peer companies identified as described below. The companies in the compensation peer group for Fiscal Year 2020 that were used for compensation evaluations and decisions made through August of Fiscal Year 2020 were approved in November 2018, following our merger with Hortonworks. The peer group for Fiscal Year 2020 was based on the following criteria:
•Industry Sector – broad software/SaaS-related companies but with a focus on B2B system software companies;
•Revenue – companies with revenues of approximately $500 million to approximately $1.5 billion;
•Market Capitalization – approximately 0.25x to approximately 5.0x our market capitalization; and
•Financial Characteristics – strong annual revenue growth of approximately 20%+.

We also considered several key secondary factors, including headcount, gross profit, geographic location, and stage of development (that is, proximity to its initial public offering).
        As a result, our compensation committee approved a revised compensation peer group consisting of the following companies:

Box	Guidewire Software	Pivotal Software
Cornerstone OnDemand	HubSpot	Proofpoint
Dropbox	LogMeIn	Splunk
Fair Isaac	New Relic	Tableau Software
FireEye	Nutanix	Twilio
RingCentral	Paycom Software	Zendesk
        In September 2019, our compensation committee, with the assistance of Compensia, reviewed and updated our then-compensation peer group to reflect our market capitalization and to account for changes in the qualification criteria of peer companies. In evaluating the companies comprising the compensation peer group at that time, Compensia considered the same criteria that it used in developing our compensation peer group in November 2018, which are described above.
Based on a review of the analysis prepared by Compensia, our compensation committee approved a revised compensation peer group consisting of the following companies:
        Box   Guidewire Software  Paycom Software
        Cornerstone OnDemand HubSpot    Pivotal Software
        DocuSign  LogMeIn   Proofpoint
        Dropbox   MongoDB   RingCentral
        Fair Isaac  New Relic   Splunk
        FireEye   Nutanix    Zendesk

Our compensation committee used this compensation peer group as a reference for its compensation decisions for the rest of Fiscal Year 2020 and into the beginning of Fiscal Year 2021.
To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies, as well as from relevant Radford High-Technology Surveys. This market data was then used as a reference point for our compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
        Our compensation committee reviews our compensation peer group each year (or, more frequently if there have been significant changes to either or business model or market capitalization) and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
Compensation Elements
In Fiscal Year 2020, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Annual Bonus Awards	Variable	Cash	Designed to motivate our executives to achieve annual business objectives, as contained in our annual operating plan, and provide financial incentives to achieve these annual objectives.
Long Term Incentive Compensation	Variable	Equity awards in the form of restricted stock unit awards that will be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value.
Fiscal Year 2020 Compensation Decisions

Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals.
Generally, we establish the initial base salaries of our executive officers through negotiations at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, the base salaries of our other executive officers, and the base salaries rates being paid for comparable positions at the companies in the compensation peer group. Thereafter, our compensation committee reviews the base salaries of our executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.
For Fiscal Year 2020, the base salary for Mr. Bearden and the monthly stipend for Mr. Cole was determined in connection with their respective appointment as our Chief Executive Officer. The base salaries for our other named executive officers were maintained at their Fiscal Year 2019 levels.

Named Executive Officer	Fiscal 2020 Base Salary (or Stipend)
Robert Bearden	$600,000 (1)
Jim Frankola	$400,000
Arun Murthy	$380,000
Martin Cole	N/A (2)
Thomas Reilly	$500,000
 _____________
(1) Mr. Bearden’s base salary was established in connection with his appointment as our President and Chief Executive Officer, effective January 13, 2020.

(2) In connection with his appointment as our interim CEO effective August 1, 2019, Mr. Cole received a monthly stipend of $40,000 (approximating Mr. Reilly’s base salary at the time of his retirement) reduced by any fees he received for service as a member of our board of directors.
Annual Cash Bonuses
In Fiscal Year 2020, we used an annual cash bonus plan to motivate our executive officers, including certain of our named executive officers, and other employees who are members of our leadership team to achieve our key annual business objectives. In March 2019, our compensation committee approved and adopted the terms of the Cloudera Bonus Plan – Executive Officers and Leadership Team (the “Fiscal 2020 Bonus Plan”) to provide an annual incentive compensation opportunity for our executive officers based on the achievement of corporate performance metrics, as reflected in our Fiscal Year 2020 annual operating plan.
The Fiscal 2020 Bonus Plan provided each participant with the opportunity to earn an annual cash bonus based on our actual achievement of the pre-established performance level for each of three financial performance measures - bookings, revenue, and operating cash flow - for Fiscal Year 2020 (the “Fiscal 2020 Performance Metrics”). Each of these corporate performance metrics was weighted separately and differently. All annual cash bonuses were subject to threshold performance for each performance metric, and each of the metrics was measured independently of the others. Our compensation committee reserved the discretion to modify actual bonus payments based on a number of factors.
Target Annual Cash Bonus Opportunities
For purposes of the Fiscal 2020 Bonus Plan, cash bonus payments were based upon an eligible percentage of each participant’s base salary. In March 2019, our compensation committee reviewed the target annual cash bonus opportunities of our incumbent named executive officers, taking into consideration the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity) as well as the other factors described in “—Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, our compensation committee approved the target annual cash bonus opportunities for our incumbent named executive officers as set forth below, which were unchanged from the prior year except that Mr. Murthy’s target annual cash bonus opportunity was determined pursuant to his employment agreement entered into with the Company in connection with our merger with Hortonworks. Mr. Cole was not entitled to an annual cash bonus pursuant to his arrangement as our Interim CEO.

Named Executive Officer	FY20 Target Bonus (% of salary)	FY20 Target Bonus
Robert Bearden	N/A	$ 24,725 (1)
Jim Frankola	70%	$280,000
Arun Murthy	60%	$228,000
Thomas Reilly	100%	$500,000
_____________
(1)Mr. Bearden’s employment offer letter provides for a target annual cash target bonus opportunity of $500,000. His actual cash bonus for Fiscal Year 2020 and was paid at target was pro-rated to reflect his start date of January 13, 2020.
Corporate Performance Metrics
For purposes of the Fiscal 2020 Bonus Plan, in the first quarter of Fiscal Year 2020, our compensation committee selected bookings (weighted 50%), revenue (weighted 20%), and operating cash flow (weighted 30%) as the Fiscal 2020 Performance Metrics. Bookings is generally calculated as the annual value of a contract with a customer for a subscription consulting or training service, which has been documented in writing and approved by authorized representatives of both the customer and the Company, and is as set forth in our annual operating plan, and revenue and operating cash flow are determined as reported in the Company’s annual audited financial statements. The compensation committee selected these performance metrics based on its belief that they were the best indicators of our successful execution of our annual operating plan, and our ability to continue to grow while moving towards profitability.

In March 2019, our compensation committee set the target performance levels and related performance achievement payment levels for each of the Fiscal 2020 Performance Metrics for purposes of funding the bonus pool under the Fiscal 2020 Bonus Plan.
In June 2019, our board of directors revised our annual operating plan to reflect that the initial targets with respect to bookings, revenue and cash flow, which had been set in the early stages of Cloudera's integration with Hortonworks, were too aggressive. Our compensation committee did not make any corresponding adjustments to the Fiscal 2020 Bonus Plan for our executive officers at that time as our chief executive officer search process was underway. In December 2019, our compensation committee adjusted the Fiscal 2020 Bonus Plan bookings target to correspond with the revised operating plan target levels since the resources necessary to support achievement of the original bookings targets of both the Fiscal 2020 Bonus Plan and our annual operating plan were decreased in connection with the June operating plan revisions. As revised, the adjusted bookings target represented a meaningful increase from the Fiscal Year 2019 bookings achievement. The revenue metric and operating cash flow metric for the Fiscal 2020 Bonus Plan were not changed for executives. For Fiscal Year 2020, the target performance level for bookings, which was as set forth in our Fiscal Year 2020 annual operating plan, was $920 million (after giving effect to the adjustment described above), the target performance level for revenue was $858 million, and the target performance level for operating cash flow was $35 million (exclusive of merger-related spending). The compensation committee believed that these targets, including the revised bookings target, were consistent with our philosophy of setting rigorous performance goals and would continue to encourage strong corporate and individual performance.
The weighting of the bookings metric remained the same, and our compensation committee made no changes e to the revenue or operating cash flow metrics for our named executive officers.
The threshold, target, and maximum (“excellence”) performance and the related funding levels for each of the Fiscal 2020 Performance Metrics were as follows:

	ACHIEVEMENT	PAYMENT % (1)

Bookings (Weighted 50%)
Threshold	75%	50%
Target	100%	100%
Excellence	120%	150% (maximum)
Revenue (Weighted 20%)
Threshold	85%	50%
Target	100%	100%
Excellence	115%	150% (maximum)
Operating Cash Flow (Weighted 30%) (2)
Threshold	75%	75%
Target	100%	100%
Excellence	150%	150% (maximum)
___________________________
(1) In the event of actual performance between the threshold and target, and target and excellence performance levels, the payout percentage is calculated between each designated segment on a linear basis.
(2) Performance for the operating cash flow metric is calculated as 1% incremental achievement for every $1 million improvement in operating cash flow.
        If performance for a specific Fiscal 2020 Performance Metric was achieved at target, the bonus payment attributable to that metric would be paid out at target based on its percentage weighting. Exceeding the target performance level would result in an increased bonus payment of up to 150% of the target annual cash bonus opportunity for that specific weighted metric. Further, the threshold performance level for each Fiscal 2020 Performance Metric was the minimum performance level that had to be achieved before our named executive officers could earn any annual bonus payment with respect to that metric. If the threshold performance level was not achieved, then no bonus payment would be made under the Fiscal 2020 Bonus Plan with respect to that metric. The following formula was used to calculate the actual annual cash bonus payments for participants in the Fiscal 2020 Bonus Plan:
Achievement of Corporate Performance Metrics
        In March 2020, our compensation committee reviewed our performance with respect to each of the Fiscal 2020 Performance Metrics (including the bookings metric as revised in December 2019) and determined the extent to which each metric had been achieved during the year. The compensation committee determined that we had achieved the performance results set forth in the table below for each metric, resulting in the payment percentage corresponding to that performance level as set forth below. Based on these results, our compensation committee determined achievement under the Fiscal 2020 Bonus Plan at 93.2% of target level.

Performance Metric	Actual Performance	Percentage Attainment	Percentage Funding	Percentage Weighting	Weighted Payment Percentage
Bookings	$933 million	101%	104%	50%	52%
Revenue	$794 million	93%	75%	20%	15%
Operating Cash Flow	$23 million	(12 million)	88%	30%	26%
Total Funding					93.2%
        Annual Cash Bonus Payments
Based on the foregoing, our compensation committee approved the annual cash bonus payments for our named executive officers for Fiscal Year 2020 as set forth below. Other than the amounts described above, we did not pay our executive officers, including our named executive officers, any other cash bonuses in Fiscal Year 2020. The actual annual cash bonus payments made to our named executive officers for Fiscal Year 2020 are set forth in the “—Summary Compensation Table” below.

Named Executive Officer	Target Bonus Payment	Actual Bonus Payment	Percentage of Target
Robert Bearden (1)	$24,725	$24,725	—
Jim Frankola	$280,000	$260,400	93%
Arun Murthy	$228,000	$212,000	93%
__________
(1)Mr. Bearden’s bonus for Fiscal Year 2020 was based on his actual service as our Chief Executive Officer and was pro-rated to reflect his start date of January 13, 2020.
Pursuant to his transition agreement, in addition certain other severance payments and benefits described in more detail above, Mr. Reilly received a lump-sum payment equal to 100% of his annual target bonus for Fiscal Year 2020, pro-rated for his partial year of service. Mr. Cole was not entitled to an annual cash bonus pursuant to his arrangement as our Interim CEO.

Long-Term Incentive Compensation
        We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to our CEO and our other executive officers by our compensation committee. As it does with other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration the outstanding equity holdings of each executive officer, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies, and the factors described in “—Governance of Executive Compensation Program – Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the compensation committee believes are reasonable and appropriate taking into consideration the factors described in the preceding sentence.
To date, our compensation committee has determined to grant our executive officers, including our named executive officers, long-term incentive compensation opportunities in the form of RSU awards which may vest and be settled for shares of our common stock. The compensation committee believes that because RSU awards representing the right to receive shares of our common stock upon settlement have value even in the absence of stock price appreciation, we are able to incent and retain our executive officers using fewer shares of our common stock. Since their value increases with any increase in the value of the underlying shares, RSU awards serve as an incentive which aligns with the long-term interests of our executive officers and stockholders. Unlike stock options, however, RSUs have real economic value when they vest even if the market price of our common stock declines or stays flat, thus delivering more predictable value to our executive officers. In addition, because they are subject to a multi-year vesting requirement, RSU awards serve our retention objectives since our executive officers must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Finally, because of their “full value” nature, RSU awards deliver the desired grant date fair value using a lesser number of shares than an equivalent stock option, thereby enabling us to reduce the dilutive impact of our long-term incentive award mix and to use our equity compensation resources more efficiently and better manage the overall number of shares of our common stock granted to our executive officers.
        Restricted Stock Unit Awards
        The compensation committee approved a portion of our annual equity awards in February 2019 and the remainder in July 2019. In February 2019, the compensation committee granted RSU awards to Messrs. Frankola and Reilly in connection with its annual grant program, each subject to vesting over a four-year period based on the executive officer’s continued service except as noted below The vesting of Mr. Reilly’s RSU awards was accelerated in full in connection with Mr. Reilly’s retirement effective July 31, 2019.

Named Executive Officer	Shares underlying RSU Awards
Jim Frankola	510,019 (1)
Tom Reilly	455,373
           ___________
(1) Mr. Frankola was two RSU awards. The first RSU award for 382,514 shares of our common stock vests over a four-year period. The second RSU award for 127,505 shares of our common stock vested in full on December 15, 2019.
 In July 2019, the compensation committee approved the grant of RSU awards to Messrs. Frankola and Murthy as set forth below. In connection with Mr. Murthy’s RSU award, the compensation committee amended Mr. Murthy’s employment offer letter to provide that the award would be subject to time-based vesting through December 15th, 2020, in lieu of the achievement of performance criteria over the same period as initially contemplated by his offer letter.

Named Executive Officer	Shares underlying RSU Awards
Jim Frankola	127,505 (1)
Arun Murthy	376,682 (2)
___________
(1)Mr. Frankola was granted two RSU awards. The first RSU award for 63,752 shares of our common stock became fully vested on December 15th, 2019, and the second RSU award for 63,753 shares of our common stock vests on December 15th, 2020.
(2)Mr. Murthy’s was granted two RSU awards. The first RSU award for 72,860 shares of our common stock became fully vested on December 15th, 2019, and the second RSU award for 72,859 shares of our common stock vests on December 15th, 2020.
In addition, after review of his existing awards in order to strengthen his retention with us, in December 2019, Mr. Murthy was granted an additional RSU award for 376,682 shares of our common stock, which vests over a period of four years, subject to Mr. Murthy’s continued service.
 In connection with his appointment as our Interim Chief Executive Officer effective August 1, 2019, the compensation committee granted an RSU award to Mr. Cole in the amount reflected in the table below in his capacity as our interim Chief Executive Officer. Mr. Cole’s RSU award was eligible to vest over a one-year period through June 30, 2020, and the unvested portion his award was forfeited upon his resignation as our Interim Chief Executive Officer in January 2020. For more information, please see the section entitled “—Chief Executive Officer Transitions & Agreements.”
In connection with his appointment as our President and Chief Executive Officer, effective January 13, 2020, the compensation committee granted Mr. Bearden (x) an RSU award to acquire 538,809 shares of our common stock which will vest quarterly over one year commencing on December 15, 2019 and (y) an RSU award to acquire 1,077,619 shares of our common stock, which will vest quarterly over two years commencing March 15, 2021, but only if our board of directors (with less than two dissenters from such approval) determines its satisfaction with Mr. Bearden’s performance as our Chief Executive Officer. On May 6, 2020, Mr. Bearden voluntarily forfeited 275,000 shares subject to the New Hire RSU granted to him on January 13, 2020 in connection with his appointment as our President and Chief Executive Officer, representing approximately 17% of the total New Hire RSU, reducing the number of shares eligible to vest during the third year of the New Hire RSU’s vesting schedule. For further information on Mr. Bearden’s New Hire RSU and his voluntary reduction of a portion thereof, see “—Chief Executive Officer Transitions & Agreements” above.
Amounts reflected in the table below exclude any equity awards granted to Messrs. Bearden and Cole in each of his capacity as a member of our board of directors prior to his appointment as our Chief Executive Officer For more information, please see the section entitled “—Chief Executive Officer Transitions & Agreements.”

Named Executive Officer	Shares underlying RSU Awards
Robert Bearden	1,616,428
Martin Cole	577,035
  Health and Welfare Benefits
Our executive officers, including our named executive officers, may from time to time, participate in our company-sponsored benefit programs on generally the same basis as our other salaried employees, including with respect to our 401(k) plan and health and welfare benefits such as flexible spending accounts, medical, dental, and vision insurance, business travel insurance, an employee assistance program, accidental death and dismemberment insurance, health savings accounts, short-term and long-term disability insurance, basic life insurance, commuter benefits, and reimbursement for mobile phone coverage. We endeavor to design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
         Perquisites and Other Personal Benefits

         Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During Fiscal Year 2020, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual. These perquisites are included in the “All Other Compensation” column in the “Summary Compensation Table” to the extent total perquisites or other personal benefits during Fiscal Year 2020 were, in the aggregate $10,000 or more for the individual. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in this paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.
Employment Arrangements
We have entered into written employment offer letters with our executive officers, including each of our current named executive officers. Each of these arrangements was approved on our behalf by our compensation committee or our board of directors at the recommendation of the compensation committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling each of our executive positions, our board of directors or our compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of our employment arrangements provides for “at-will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time without cause) and generally sets forth the initial compensation arrangements for the named executive officer, including an initial base salary, participation in our employee benefit programs, an indication of eligibility for an annual cash incentive award opportunity and an equity award. We have also required each named executive officer to execute a form of our standard confidential information and invention assignment agreement.
Please see “—Chief Executive Officer Transitions & Agreements” above for a discussion of the employment and transition agreements with Messrs. Bearden, Cole and Reilly.
Severance and Change in Control Arrangements
Mr. Bearden is eligible for certain payments and benefits upon the termination of his employment under specified circumstances pursuant to his employment offer letter with us, which terms were negotiated to induce him to join the company.
We have also entered into Severance and Change in Control Agreements (the “Severance Agreements”) with each of our executive officers, including each of our current named executive officers other than Mr. Bearden. In April 2020, our compensation committee amended our form of Severance Agreements entered into with our named executive officers (other than Mr. Bearden) and certain other executives to provide for enhanced severance payments and benefits after conducting a detailed review of a competitive market analysis prepared by the compensation committee’s compensation consultant and reviewing internal pay parity considerations.
The Severance Agreements provide these individuals with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the Company. The Severance Agreements also require a departing executive officer to sign a general release of claims in a form prescribed by us as a condition to receiving post-employment compensation payments or benefits.
We believe that these arrangements help maintain their continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company. Our compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our named executive officers.
For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our named executive officers during Fiscal Year 2020, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on January 31, 2020, see “—Potential Payments Upon Termination or Change in Control” below.
Other Compensation Policies

Equity Award Grant Policy
Our general policy is to grant equity awards on regular, fixed dates determined in advance. Grants of equity awards in connection with the hiring of new employees or grants to existing employees may be made by our equity incentive committee, consisting of our CEO. However, all equity grants to executive officers must be made by our compensation committee and grants to non-employee members of our board of directors may only be made by the full board of directors. The exercise price of all stock options rights must be equal to or greater than the closing price of our common stock as reported on the NYSE on the date of grant.
        Stock Ownership Policy
        In March 2019, our board of directors adopted a stock ownership policy for our executive officers and the non-employee members of our board of directors to further align their respective interests with the interests of our stockholders, and to further promote our commitment to sound corporate governance. This policy was amended in December 2019 to increase the share ownership thresholds for our non-employee directors as set forth below.

Position	Individual Ownership Level
Chief Executive Officer	Lesser of five times base salary or 180,000 shares
All Other Executive Officers	Lesser of two times base salary or 58,000 shares
Non-Employee Directors	Lesser of five times annual cash retainer for service as board member or 7,500 shares (1)
____________
(1) Excludes any additional cash retainer paid as a result of service as a board chairperson, lead independent director, committee chair or committee member or meeting fees (if any).
        Each executive officer and non-employee director are expected to meet his or her applicable ownership level within five years of becoming a subject to the stock ownership policy (which will be no earlier than the fifth anniversary of the date the stock ownership policy was adopted). Unless and until an executive officer or non-employee director has met his or her applicable ownership level, such person is required to retain an amount equal to 50% of the net shares received as the result of the exercise, settlement, vesting, or payment of any equity awards granted to such person by the Company.
        Hedging and Pledging Prohibitions
        As part of our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our board of directors are prohibited from: (i) engaging in transactions involving options or other derivative securities on our securities, such as puts and calls, whether on an exchange or in any other market; (ii) engaging in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts; (iii) engaging in short sales of our securities, including short sales “against the box”; and (iv) using or pledging our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Compliance Officer.

Compensation Recoupment Policy
        In December 2019, our board of directors adopted a compensation recoupment and forfeiture policy pursuant to which the board may recoup or require the forfeiture of certain incentive-based compensation paid to executive officers in the event that: (i) the Company’s financial statements are adjusted to correct one or more errors that have a material impact on the Company’s financial statements and (ii) the board or compensation committee determines that the executive officer engaged in fraud or intentional misconduct that materially contributed to the need for such adjustments. In the event of the foregoing, the board may recoup or require forfeiture of any portion of the cash or equity-based incentive compensation that is in excess of what would have been earned by the executive officer considering the restated financial results. The board will disclose any recoupment or forfeiture of incentive compensation pursuant to this policy to the extent it determines that such disclosure would be appropriate and otherwise as required by applicable law.
Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and implementing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows the deductibility by any publicly held corporation of any remuneration in excess of $1 million paid to certain executive officers within a taxable year. Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” effective for taxable years after December 31, 2017. As a result, we expect that compensation paid to certain of our current and former executive officers, including our Named Executive Officers, in excess of $1 million generally will not be deductible unless it qualifies for grandfathering afforded to certain binding arrangements in effect on November 2, 2017 or transition rules applicable to newly public companies. Our compensation committee seeks to balance the cost and benefit of tax deductibility with our executive compensation goals designed to promote long-term stockholder interests, and continues to reserve discretion to approve new compensation or modify existing compensation arrangements that result in a loss of deductibility when it believes that such payments are appropriate to attract and retain executive talent. Moreover, because of uncertainties in the interpretation and implementation of the changes to Section 162(m) in the Tax Cuts and Jobs Act, including the scope of the grandfathering and transition relief, we can offer no assurance of such deductibility even if so intended.
        Accounting for Stock-Based Compensation
Our compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our named executive officers for all services rendered in all capacities during the last three or fewer fiscal years during which such individuals where named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert Bearden(2) Chief Executive Officer	2020	31,923(2)	24,725(3)	6,325,618(4)	—	35,000(5)	6,417,266
Martin Cole(6) Former Interim Chief Executive Officer	2020	202,500		3,450,669(7)	—	864,046(8)	4,517,215
Thomas J. Reilly(9)	2020	250,000		12,430,641(10)	—	6,127,336(11)	18,807,977
Former Chief Executive Officer	2019	426,554		6,695,700	385,000(12)	18,803(13)	7,526,057
	2018	391,667		5,355,000	307,000(14)	—	6,053,667
Jim Frankola	2020	400,000		7,703,838	260,400(15)	864(16)	8,365,102
Chief Financial Officer	2019	363,051		3,449,300	293,884(12)	—	4,106,235
	2018	358,753		3,213,000	203,000(14)	—	3,774,333
Arun Murthy	2020	380,000		5,380,283	212,000(15)	633(17)	5,972,916
Chief Product Officer	2019	44,612(16)		7,192,715	—	—	7,237,327
_________________
(1)The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted to our named executive officers under our 2008 Equity Incentive Plan in the year ended January 31, 2018 and under our 2017 Equity Incentive Plan in the years ended January 31, 2019 and 2020 as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2020. Note that the amounts reported in this column reflect the accounting value for these equity awards and do not correspond to the actual economic value that may be realized by our named executive officers from the equity awards.
(2)Mr. Bearden became our President and Chief Executive Officer on January 13, 2020. Mr. Bearden’s salary for the fiscal year ended January 31, 2020 represents his annual base salary of $600,000 on a pro-rated basis to reflect his partial year of service as our President and Chief Executive Officer.
(3)Mr. Bearden’s bonus for the fiscal year ended January 31, 2020 represents his annual target bonus of $500,000 on a pro-rated basis to reflect his partial year of service as our President and Chief Executive Officer.
(4)As discussed under the section entitled “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements”, pursuant to Mr. Bearden’s employment offer letter, Mr. Bearden was granted (i) an RSU award to acquire 538,809 shares of our common stock that will vest quarterly over one year following December 15, 2019 and (ii) an RSU award to acquire 1,077,619 shares of our common stock that will vest quarterly commencing March 15, 2021 if our board of directors (with less than two dissenters from such approval) determines its satisfaction with Mr. Bearden’s as our Chief Executive Officer. On May 6, 2020, Mr. Bearden voluntarily forfeited 275,000 shares subject to the New Hire RSU granted to him on January 13, 2020 in connection with his appointment as our President and Chief Executive Officer, representing approximately 17% of the total New Hire RSU, reducing the number of shares eligible to vest during the third year of the New Hire RSU’s vesting schedule. For further information on Mr. Bearden’s New Hire RSU and his voluntary reduction of a portion thereof, see “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements” above. For accounting purposes and, as a result, for disclosure purposes in this Summary Compensation Table, only the initial 538,809 RSUs are deemed granted in fiscal year 2020, and the balance will be deemed granted in fiscal year 2021 if our board of directors approves Mr. Bearden’s satisfactory performance at that time.
(5)This amount reflects the compensation that Mr. Bearden received for his service as a non-employee director prior to his appointment as our President and Chief Executive Officer as set forth in the “Director Compensation Table” contained elsewhere in this proxy statement. Since becoming our Chief Executive Officer, Mr. Bearden has not received any compensation in his capacity as a director.
(6)Mr. Cole served as our Interim Chief Executive Officer from August 1, 2019 through January 12, 2020.

(7)Mr. Cole forfeited a portion of these RSUs upon his resignation as our Interim Chief Executive Officer which is further discussed in Footnote (6) to the Grants of Plan-Based Awards Table below.
(8)This amount includes (A) a 401(k) plan matching contribution of $2,800; (B) the compensation Mr. Cole received in his capacity as a non-employee director prior to his appointment as our Interim Chief Executive Officer as set forth in the “Director Compensation Table” contained elsewhere in this proxy statement (as our Interim Chief Executive Officer, Mr. Cole received a monthly stipend of $40,000, reduced by any fees he received for his service as a non-employee director. He received $37,500 in fees in his capacity as a director while serving as our Interim Chief Executive Officer, and his monthly stipend was reduced accordingly. He continued to vest in the equity awards he was granted in his capacity as a director while serving as our Interim Chief Executive Officer): (i) $87,500 of director fees and (ii) $230,002 of the aggregate grant date fair value of equity awards calculated in accordance with ASC 718 and included in the “Stock Awards” column of the Director Compensation Table; (C) a $40,000 stipend Mr. Cole received during his transition period to Interim Chief Executive Officer in July 2019; and (D) the payments received in connection with his resignation as a member of our noard of directors, which included (i) a lump sum cash payment amount equal to $32,500, and (ii) acceleration of vesting with respect to 100% of Mr. Cole’s then-unvested RSUs granted to him in his role as member of our board of directors with an incremental value of $471,244. For additional information, see the section entitled “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements”.
(9)Mr. Reilly retired as our Chief Executive Officer effective July 31, 2019.
(10)This amount includes (i) $357,734 due to the extension of his post-termination exercise period of options in connection with Mr. Reilly’s retirement as further described in Footnote (11) to this table and represents the incremental fair value of these options not presented in the grant date fair value and as calculated in accordance with ASC Topic 718 and (ii) $5,765,991 due to the rescission of a stock option exercise as further described in Footnote (11) to this table and represents the incremental fair value of these options not presented in the grant date fair value and as calculated in accordance with ASC Topic 718.
(11)This amount includes (A) a 401(k) plan matching contribution of $2,445.84 and (B) the payments Mr. Reilly became entitled to receive in connection with his retirement as our Chief Executive Officer, which included (i) a lump sum cash payment amount equal to $1,250,000, (ii) payments by us of premiums required to maintain his healthcare insurance for up to 24 months, the cost of which we estimate will be $51,560, and (iii) full acceleration of all stock option awards and restricted stock unit awards, with an incremental value equal to $4,823,330. This amount does not include the following expenses that are included in the “Stock Awards” column of this table: (A) the additional stock-based compensation expense of $357,734 calculated in accordance with ASC Topic 718 related to the extension of his post-termination exercise period through the earliest of one-year following his separation date or the original expiration term of the options pursuant to the Transition Agreement entered into with Mr. Reilly on June 5, 2019 and (B) the additional stock-based compensation expense of $5,765,991 calculated in accordance with ASC Topic 718 for the rescission of a stock option exercise and relates to a share acquisition and restriction agreement pursuant to which Mr. Reilly rescinded his net exercise of stock options granted to him in June 2013, reimbursed us in cash for the exercise price and tax withholding and re-acquired the approximately 5.9 million shares that had been forfeited in connection with the net exercise (as previously disclosed in a Current Report on Form 8-K filed by us with the SEC on August 5, 2019, in connection with this agreement, Mr. Reilly also committed to purchase at least $5.0 million of our common stock in open market purchases and to refrain from certain dispositions or transfers of our securities for certain periods of time). For additional information, see the section entitled “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements”.
(12)These amounts reflect bonuses earned by Messrs. Reilly and Frankola based upon our achievement of financial objectives and milestones. Mr. Reilly was eligible to earn a target bonus of $425,000. Mr. Frankola was eligible to earn a target bonus of $252,000.
(13)The amount reported represents (i) $18,293 in spousal travel reimbursements, including an associated tax gross-up of $8,715 and (ii) a $510 holiday gift.
(14)These amounts reflect bonuses earned by Messrs. Reilly and Frankola based upon our achievement of financial objectives and milestones. Mr. Reilly was eligible to earn a target bonus of $391,667. Mr. Frankola was eligible to earn a target bonus of $239,167.
(15)The amounts for Messrs. Frankola and Murthy reflect the annual non-equity incentive compensation earned by each individual under the Company’s executive officer bonus plan for the fiscal year performance periods indicated (these bonuses were paid in the subsequent year but are reported for the fiscal year for which they were earned). For more information, see the “Grants of Plan Based Awards Table” below.
(16)This amount represents a 401(k) plan matching contribution.

(17)This amount represents a 401(k) plan matching contribution.
(18)Mr. Murthy’s compensation disclosed in this table does not include the compensation he received from Hortonworks before our merger with Hortonworks in January 2019. Mr. Murthy’s base salary was set as $380,000 effective January 3, 2019.
Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made during the year ended January 31, 2020 for each of our named executive officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Robert Bearden	RSUs	6/20/2019(3)	—	—	—	—	—	—	40,140	$230,002.20
	RSUs	1/13/2020(4)	—	—	—	—	—	—	538,809	$6,325,617.66
Martin Cole	RSUs	6/20/2019(5)	—	—	—	—	—	—	40,140	$230,002.20
	RSUs	7/31/2019(6)	—	—	—	—	—	—	577,035	$3,450,669.30
Thomas J. Reilly	RSUs	2/12/2019(7)	—	—	—	—	—	—	455,373	$6,306,916.05
Jim Frankola	Cash	N/A	161,000	280,000	420,000
	RSUs	2/1/2019(8)	—	—	—	—	—	—	382,514	$5,206,015.54
	RSUs	2/1/2019(9)	—	—	—	—	—	—	127,505	$1,735,343.05
	RSUs	7/31/2019(9)	—	—	—	—	—	—	63,752	$381,236.96
	RSUs	7/31/2019(10)	—	—	—	—	—	—	63,753	$381,242.94
Arun Murthy	Cash	N/A	131,000	228,000	342,000
	RSUs	7/31/2019(11)	—	—	—	—	—	—	72,860	$435,702.80
	RSUs	7/31/2019(12)	—	—	—	—	—	—	72,859	$435,696.82
	RSUs	12/26/2019(13))	—	—	—	—	—	—	376,682	$4,508,883.54

(1)
Reflects threshold, target and maximum potential payments for awards under our FY 2020 bonus plan for executive officers described in the section above entitled “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Bonuses.” Under these awards, the named executive officers (other than Messrs. Bearden and Cole) were eligible to receive a cash payout subject to the achievement of pre-established corporate performance metrics. Pursuant to his transition agreement, in addition to his annual base salary and certain other severance payments and benefits described in more detail below in “—Potential Payments upon Termination or Change in Control” below, Mr. Reilly received (i) a lump-sum payment equal to 100% of his annual target bonus, pro-rated for his partial year of service during such fiscal year, as well as (ii) a lump-sum payment equal to 100% of his annual target bonus, which are both included under the column “All Other Compensation” in the “Summary Compensation Table”. Mr. Reilly’s target bonus payments were paid pursuant to his transition agreement and so is not reflected in the table above. Mr. Bearden’s bonus for the fiscal year was paid at “target” pro-rated to reflect his partial year of service as our President and Chief Executive Officer starting from January 13, 2020 and so is not reflected in the table above. Mr. Cole was not entitled to an annual bonus pursuant to his arrangement as our Interim Chief Executive Officer.

(2)
The amounts reported in this column represent the grant date fair value of each award as computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 10 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended January 31, 2020. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be realized by our named executive officers from the awards.

(3)
This RSU award was granted to Mr. Bearden for his service as our non-employee director prior to his appointment as our President and Chief Executive Officer, which is included in, not in addition to, what is disclosed in the “Director Compensation Table” contained elsewhere in this proxy statement. 100% of these RSUs vest on the one year anniversary of the vesting commencement date (the “VCD”), which is June 15, 2019, subject to continued service to us through the vesting date. The outstanding RSUs are subject to acceleration of vesting upon a change in control as described in the section entitled “Director Compensation” above.

(4)
As discussed under the section entitled “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements”, pursuant to Mr. Bearden’s employment offer letter, Mr. Bearden was granted (i) an RSU award to acquire 538,809 shares of our common stock that will vest quarterly over one year following December 15, 2019 and (ii) an RSU award to acquire 1,077,619 shares of our common stock that will vest quarterly commencing March 15, 2021 if our board of directors (with less than two dissenters from such approval) determines its satisfaction with Mr. Bearden’s as our Chief Executive Officer. On May 6, 2020, Mr. Bearden voluntarily forfeited 275,000 shares subject to the New Hire RSU granted to him on January 13, 2020 in connection with his appointment as our President and Chief Executive Officer, representing approximately 17% of the total New Hire RSU, reducing the number of shares eligible to vest during the third year of the New Hire RSU’s vesting schedule. For further information on Mr. Bearden’s New Hire RSU and his voluntary reduction of a portion thereof, see “Compensation Discussion and Analysis —Chief Executive Officer Transitions and Agreements” above. For accounting purposes and, as a result, for disclosure purposes in this Grants of Plan-Based Awards Table, only the initial 538,809 RSUs are deemed granted in fiscal year 2020, and the balance (as adjusted for the forfeiture) will be deemed granted in fiscal year 2021 if our board of directors approves Mr. Bearden’s satisfactory performance at that time.

(5)
This RSU award was granted to Mr. Cole for his service as our non-employee director prior to his appointment as our Interim Chief Executive Officer, which is included in, not in addition to, what is disclosed in the “Director Compensation Table” contained elsewhere in this proxy statement. 100% of these RSUs vest on the one year anniversary of the VCD, which is June 15, 2019, subject to continued service to us through the vesting date. The outstanding RSUs are subject to acceleration of vesting upon a change in control as described in the section entitled “Director Compensation” above. In connection with Mr. Cole’s resignation from our board, these RSUs vested in full.

(6)
This RSU award was granted to Mr. Cole for his service as our Interim Chief Executive Officer. These RSUs vest quarterly on the last day of each of the full three (3) month periods at the rate of 37.50% on September 30, 2019, 31.50% on December 31, 2019, and 15.50% for each of March 31, 2020 and June 30, 2020, subject to continued service to us through each vesting date; the ongoing quarter during which Mr. Cole’s service terminates will vest so long as Mr. Cole provides service as our Interim Chief Executive Officer for at least one day during such ongoing quarter. Mr. Cole forfeited the fourth quarter of this RSU award upon his resignation as our Interim Chief Executive Officer.

(7)
1/16th of these RSUs vest on each quarterly anniversary of the VCD, which is December 15, 2018, subject to continued service to us through each vesting date. The outstanding RSUs were subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below. Pursuant to Mr. Reilly’s executive transition agreement, dated June 5, 2019, these RSUs vested in full in connection with his departure as our Chief Executive Officer.

(8)
1/16th of these RSUs vest on each quarterly anniversary of the VCD, which is December 15, 2018, subject to continued service to us through each vesting date. The outstanding RSUs are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.

(9)	100% of these RSUs vested on the one year anniversary of the VCD, which is December 15, 2018.
(10)
100% of these RSUs vest on the one year anniversary of the VCD, which is December 15, 2019, subject to continued service to us through the vesting date. The outstanding RSUs are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.

(11)
These RSUs were one of the two awards granted as a result of the amendment to Mr. Murthy’s offer letter providing for a grant of an RSU award to acquire an aggregate total of 145,719 shares of common stock. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2020 Compensation Decisions—Long Term Incentive Compensation—Restricted Stock Unit Awards.” 100% of these RSUs vest on the one year anniversary of the VCD, which is December 15, 2018, subject to continued service to us through the vesting date. The outstanding RSUs are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.

(12)
These RSUs were one of the two awards granted as a result of the amendment to Mr. Murthy’s offer letter providing for a grant of an RSU award to acquire an aggregate total of 145,719 shares of common stock. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2020 Compensation Decisions—Long Term Incentive Compensation—Restricted Stock Unit Awards.” 100% of these RSUs vest on the one year anniversary of the VCD, which is December 15, 2019, subject to continued service to us through the vesting date. The outstanding RSUs are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.

(13)
1/16th of these RSUs vest on each quarterly anniversary of the VCD, which is December 15, 2019, subject to continued service to us through each vesting date. The outstanding RSUs are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year End Table
The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSU awards held as of January 31, 2020.

		Option Awards				Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options				Number of Shares that Have Not Vested(2)	Market Value of Shares that Have Not Vested($)(3)
Name		Exercisable	Unexercisable	Exercise Price($)	Expiration Date
Robert Bearden	8/21/2013(4)	438,908	—	3.65	8/20/2023
	06/20/2019(5)					40,140	413,040.60
	1/13/2020(6)					538,809	5,544,344.61
Martin Cole	—	—	—	—	—	—	—
Thomas J. Reilly	6/28/2013(7)	7,304,755	—	3.21	7/31/2020
	3/26/2015(8)	89,000	—	16.24	7/31/2020
Jim Frankola	10/9/2012(9)	152,053	—	1.72	10/8/2022
	11/8/2013(10)	29,944	—	3.64	11/7/2023
	1/31/2015(11)	41,000	—	16.02	1/30/2025
	3/17/2016(12)					7,313	75,250.77
	3/8/2017(13)					56,250	578,812.50
	3/23/2018(14)					95,625	983,981.25
	2/1/2019(15)					286,886	2,952,056.94
	7/31/2019(16)					63,753	656,018.37
Arun Murthy	8/21/2013(17)	112,683	—	3.65	8/20/2023
	9/12/2014(18)	169,649	—	10.90	9/11/2014
	1/17/2019(19)					582,878	5,997,814.62
	7/31/2019(20)					72,859	749,719.11
	12/26/2019(21)					376,682	3,876,057.78
________________
(1) Outstanding equity awards with a grant date prior to April 27, 2017, the effective date of our 2017 Equity Incentive Plan, were granted under our 2008 Stock Incentive Plan and outstanding equity awards with a grant date on or after April 27, 2017 were granted under our 2017 Equity Incentive Plan. All of the outstanding equity awards are subject to acceleration of vesting as described in “—Potential Payments upon Termination or Change in Control” below.
(2) The outstanding RSUs were modified as of March 2017. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations-Significant Impacts of Stock-based Compensation Expense” in our final prospectus on Form 424(b)(4) (No. 333-220494) as filed with the SEC on September 28, 2017 and incorporated herein by reference.
(3) The market value for our common stock is based on the closing price of our common stock on the NYSE as of January 31, 2020 of $10.29.
(4) Pursuant to the terms of the Merger Agreement, Mr. Bearden received a stock option to purchase 438,908 shares of our common stock at the exercise price of $3.65 per share in exchange for his stock option to acquire 336,328 shares of Hortonworks common stock at the exercise price of $4.76 per share that was granted by Hortonworks prior to our merger with Hortonworks. The shares subject to this stock option fully vested on August 19, 2017.
(5) 100% of these RSUs vest on the one year anniversary of the VCD, which is June 15, 2019, subject to continued service to us through each the date. These RSUs were granted to Mr. Bearden in his capacity as a non-employee director prior to his appointment as our Chief Executive Office and were included in, and are not in addition to, the awards disclosed in the “Director Compensation Table” contained elsewhere in this proxy statement.
(6) As discussed under the section entitled “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements”, pursuant to Mr. Bearden’s employment offer letter, Mr. Bearden was granted (i) an RSU award to acquire 538,809 shares of our common stock that will vest quarterly over one year following December 15, 2019 and (ii) an RSU award to acquire 1,077,619 shares of our common stock that will vest quarterly commencing March 15, 2021 if our board of directors (with less than two dissenters from such approval) determines its satisfaction with Mr. Bearden’s as our Chief Executive Officer. On May 6, 2020, Mr. Bearden voluntarily forfeited 275,000 shares subject to the New Hire RSU granted to him on January 13, 2020 in connection with his appointment as our President and Chief Executive Officer, representing approximately 17% of the total New Hire RSU, reducing the number of shares eligible to vest during the third year of the New Hire RSU’s vesting schedule. For further information on Mr. Bearden’s New Hire RSU and his voluntary reduction of a portion thereof, see “Compensation Discussion and Analysis —Chief Executive Officer Transitions and Agreements” above. For accounting purposes and, as a result, for disclosure purposes in this Outstanding Equity Awards at Fiscal Year End table, only the initial 538,809 RSUs are deemed granted in fiscal year 2020, and the balance (as adjusted for the forfeiture) will be deemed granted in fiscal year 2021 if our board of directors approves Mr. Bearden’s satisfactory performance at that time.
(7) 1/4th of the option vested on June 18, 2014 and 1/48th vests monthly thereafter, subject to continued service to us through each vesting date. The shares subject to this stock option fully vested on June 1, 2017. In connection with Mr. Reilly’s retirement, this stock option was amended to remain exercisable until July 31, 2020, which is the one-year anniversary following Mr. Reilly’s termination date. These options were previously net exercised by Mr. Reilly but such net exercise was rescinded upon agreement of the Company and Mr. Reilly, with Mr. Reilly reimbursing the Company in cash for the exercise price and tax withholding, as discussed further under the section entitled “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements” and in our previous disclosure on our Current Report on Form 8-K, filed with the SEC on August 5, 2019.
(8) 1/24th of the option vested monthly beginning on June 18, 2017, subject to continued service to us through each vesting date. The shares subject to this stock option fully vested on June 18, 2019. In connection with Mr. Reilly’s retirement, this stock option was amended to remain exercisable until one-year following Mr. Reilly’s termination date.
(9) 1/4th of the option vested at October 1, 2013 and an additional 1/48th vested monthly thereafter subject to continued service to us through each vesting date. The shares subject to this stock option fully vested on October 1, 2016.
(10) 1/48th of the option vested monthly beginning on December 1, 2015, subject to continued service to us through each vesting date. The shares subject to this stock option fully vested on November 1, 2019.
(11) 1/24th of the option vested monthly beginning on January 1, 2017, subject to continued service to us through each vesting date. The shares subject to this stock option fully vested on January 1, 2019.
(12) These RSUs vest upon the satisfaction of both a service-based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2016. The service-based requirement will be satisfied with respect to 1/16th of the RSUs on each quarterly anniversary of the VCD, subject to continued service to us through each vesting date. The liquidity event requirement was satisfied upon Mr. Frankola’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based vesting requirement has been satisfied vested and 1/16th of the RSUs will continue to vest on each quarterly anniversary of the VCD thereafter subject to continued service to us through each vesting date.
(13) These RSUs vest upon the satisfaction of both a service-based requirement and a liquidity event requirement. The VCD for these RSUs is March 15, 2017. The service-based requirement will be satisfied with respect to 1/16th of the RSUs on each quarterly anniversary of the VCD, subject to continued service to us through each vesting date. The liquidity event requirement was satisfied upon Mr. Frankola’s continued employment through April 27, 2017, the effective date of our initial public offering. On that date, those RSUs for which the service-based vesting requirement has been satisfied vested and 1/16th of the RSUs will continue to vest on each quarterly anniversary of the VCD thereafter subject to continued service to us through each vesting date.
(14) 1/16 of the of the RSUs vest on each quarterly anniversary of the VCD, which is March 15, 2018, subject to continued service to us through each vesting date.
(15) 1/16th of these RSUs vest on each quarterly anniversary of the VCD, which is December 15, 2018, subject to continued service to us through each vesting date.
(16) 100% of these RSUs vest on the one year anniversary of the VCD, which is December 15, 2019, subject to continued service to us through the vesting date.

(17) Pursuant to the terms of the Merger Agreement, Mr. Murthy received this stock option in exchange for a stock option to acquire 86,345 shares of Hortonworks common stock at the exercise price of $4.76 per share. The shares subject to this stock option fully vested on August 19, 2017.
(18) Pursuant to the terms of the Merger Agreement, Mr. Murthy received this stock option in exchange for a stock option to acquire 130,000 shares of Hortonworks common stock at the exercise price of $14.22 per share. The shares subject to this stock option fully vested on September 12, 2018.
(19) The RSUs vest over approximately a three-year period with 1/12th of the total number of shares underlying the award vesting quarterly following December 15, 2019, subject to Mr. Murthy’s continued employment by us through each vesting date.
(20) 100% of these RSUs vest on the one year anniversary of the VCD, which is December 15, 2019, subject to continued service to us through the vesting date.
(21) 1/16th of these RSUs vest on each quarterly anniversary of the VCD, which is December 15, 2019, subject to continued service to us through each vesting date.
Stock Option Exercise and Stock Vested Table
The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during the year ended January 31, 2020 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Bearden	—	—	—	—
Martin Cole	—	—	544,560	5,600,806.40
Thomas J. Reilly	—	—	1,027,332	6,711,322.69
Jim Frankola	322,139	889,758.23	403,635	4,073,852.15
Arun Murthy	—	—	539,397	5,457,412.04

(1)
The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our common stock on the date of exercise and the aggregate exercise price of the stock option.

(2)	The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price on the NYSE of a share of common stock on the date settlement.
Employment Arrangements
We have entered into employment agreements or offer letters with each of Messrs. Bearden, Cole, Reilly, Frankola and Murthy. Each of these arrangements provide for at-will employment and generally include the named executive officer’s initial base salary, an indication of eligibility for an annual cash incentive award opportunity and equity awards. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described in “Potential Payments upon Termination or Change in Control” below.
Robert Bearden
        We entered into an employment offer letter with Mr. Bearden, our Chief Executive Officer, dated January 13, 2020. This offer letter agreement has no specific term and constitutes at-will employment. Pursuant to the offer letter, (i) Mr. Bearden’s annual base salary as of January 31, 2020 was $600,000, (ii) he is eligible to receive an annual target bonus of $500,000 based on performance objectives as agreed between Mr. Bearden and the compensation committee of our board of directors (which was paid on a pro-rated basis subject to Mr. Bearden’s continued service through the end of the 2020 Fiscal Year and which was guaranteed at target for the first two quarters of the 2021 Fiscal Year); (iii) he was granted an RSU to acquire 538,809 shares of our common stock that will vest quarterly over one year following

December 15, 2019; (iv) he will be eligible to vest in an RSU to acquire 1,077,619 shares of our common stock quarterly over two years commencing March 15, 2021 if our board of directors (with less than two dissenters from such approval) determines its satisfaction with Mr. Bearden’s as our Chief Executive Officer and (iv) he will be entitled to certain severance and acceleration benefits as discussed below under the section entitled “Potential Payments upon Termination or Change in Control—Severance Agreements for Current Named Executive Officers—Robert Bearden.” For further information on this arrangement, see also “—Compensation Discussion and Analysis - Chief Executive Officer Transitions and Agreements” above.
Martin Cole
We entered into a letter agreement with Mr. Cole, our former Interim Chief Executive Officer, dated August 1, 2019. This offer letter agreement had no specific term and constituted at-will employment. The letter agreement provided for, effective as of July 1, 2019, the date on which Mr. Cole commenced a transition period for the role of Interim Chief Executive Officer, a monthly stipend equal to $40,000, which was reduced by any cash director fees paid to Mr. Cole in a month while he served as Interim Chief Executive Officer. For his service as our Interim Chief Executive Officer, Mr. Cole also received RSUs to acquire 577,035 shares of common stock that vest quarterly commencing July 1, 2019. Mr. Cole resigned as Interim Chief Executive Officer effective January 13, 2020. For severance payments and benefits in connection with his resignation, see the section entitled “Potential Payments upon Termination or Change in Control—Severance Agreements for Former Named Executive Officers—Martin Cole” below. For further information on this arrangement, see also “—Compensation Discussion and Analysis - Chief Executive Officer Transitions and Agreements” above.
Thomas J. Reilly
        We entered into an employment offer letter with Mr. Reilly, our former Chief Executive Officer, dated May 22, 2013. This offer letter agreement had no specific term and constituted at-will employment. During the fiscal year ended January 31, 2020 until Mr. Reilly retired as our Chief Executive Officer on July 31, 2019, he received $250,000, which was a prorated portion of his annual base salary, and he was eligible to receive an annual cash bonus pursuant to the Fiscal 2020 Bonus Plan. In connection with his retirement as Chief Executive Officer, effective July 31, 2019, we entered into an Executive Transition Agreement with Mr. Reilly on June 5, 2019 (the “Transition Agreement”). For additional information on the terms of the Transition Agreement and the severance payments and benefits in connection with his retirement, see the section entitled “Potential Payments upon Termination or Change in Control—Severance Agreements for Former Named Executive Officers—Thomas J. Reilly” below.
Jim Frankola
        We entered into an employment agreement with Mr. Frankola, our Chief Financial Officer, dated September 10, 2012. This employment agreement has no specific term and constitutes at-will employment. Mr. Frankola’s annual base salary as of January 31, 2020 was $400,000, and he is eligible to receive an annual cash bonus pursuant to the Fiscal 2020 Bonus Plan.
Arun Murthy
        We entered into an employment offer letter with Mr. Murthy, our Chief Product Officer, dated December 31, 2018, in connection with our merger with Hortonworks, which was amended on July 31, 2019. This offer letter agreement has no specific term and constitutes at-will employment. Mr. Murthy’s annual base salary as of January 31, 2020 was $380,000, and he is eligible to receive an annual cash bonus equal to 60% of his annual base salary (determined pursuant to his employment agreement entered into with us in connection with our merger with Hortonworks), based on the achievement of applicable performance objectives and/or conditions established by us in our sole discretion.
Potential Payments upon Termination or Change in Control
Severance Agreements for Current Named Executive Officers
Robert Bearden

Pursuant to his offer letter, we have agreed to make certain payments and provide certain benefits upon termination of employment by us without “cause” (as defined in the offer letter) or by Mr. Bearden for “good reason” (as defined in the offer letter). These payments and benefits depend on whether or not such termination occurs in connection with a “change in control” (as defined in the offer letter) and will be subject to Mr. Bearden’s execution and non-revocation of a general release of claims in a form prescribed by us.
If the termination occurs in connection with a change in control (during the period commencing three months prior to and ending twelve months following a change in control), Mr. Bearden will be entitled to receive:
(i) a lump sum payment equal to the sum of:
(a) 18 months of his annual base salary,
(b) his annual target bonus (calculated as if all applicable bonus targets were achieved) and
(c) a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days employed during the bonus period, less any amounts previously paid);
(ii) COBRA premiums (or a taxable payment in an amount equal to such premiums) until the earlier of the end of an 18-month period or the date when receiving similar coverage with a new employer; and
(iii) accelerated vesting of 100% of any then-unvested shares and other equity awards. Notwithstanding anything to the contrary, if the successor or acquiring corporation of us refuses to assume, convert, replace or substitute Mr. Bearden’s then-unvested shares or other equity awards in connection with a change in control, the then-unvested shares and other equity awards shall become fully vested effective immediately prior to the change in control.
If the termination does not occur in connection with a change in control (outside the period commencing three months prior to and ending twelve months following a change in control), Mr. Bearden will be entitled to receive:
(i) a lump sum payment equal to the sum of:
(a) 18 months of his annual base salary,
(b) his annual target bonus (calculated as of all applicable bonus targets were achieved) and
(c) a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days employed during the bonus period, less any amounts previously paid);
(ii) COBRA premiums (or a taxable payment in an amount equal to such premiums) until the earlier of the end of an 18-month period or the date when receiving similar coverage with a new employer; and
(iii) accelerated vesting of 100% of any then-unvested shares subject to the RSUs granted pursuant to his offer letter that would have vested during the twelve-month post-termination window.
Pursuant to the offer letter, Mr. Bearden has also agreed to refrain from competing with us while employed with our company and to refrain from soliciting any of our employees or consultants during, and for the one-year period following, his employment.
Jim Frankola and Arun Murthy
We entered into Severance and Change in Control Agreements (each, the “Prior Severance Agreement”) with Mr. Frankola in December 2016 and with Mr. Murthy in December 2018. On April 9, 2020, the compensation committee of our board of directors approved the amendment and restatement of the Severance and Change in Control Agreements entered into between the Company and its executive officers, including Messrs. Frankola and Murthy (each, “the Amended Severance Agreement”), which amendments are discussed in detail below. Pursuant to these Prior Severance

Agreements, we have agreed to make certain payments and provide certain benefits upon termination of employment by us without “cause” (as defined in the applicable Prior Severance Agreement) or by the employee for “good reason” (as defined in the applicable Prior Severance Agreement). These payments and benefits depend on whether or not such termination occurs in connection with a “change in control” (as defined in the applicable Prior Severance Agreement) and will be subject to the execution and non-revocation of a general release of claims in a form prescribed by us.
Under the terms of the Prior Severance Agreements, if the termination occurs in connection with a change in control (during the period commencing three months prior to and ending twelve months following a change in control), each of Messrs. Frankola and Murthy will be entitled to receive:
(i) a lump sum payment equal to the sum of:
(a) his annual base salary,
(b) his annual target bonus (calculated as if all applicable bonus targets were achieved) and
(c) a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days employed during the bonus period);
(ii) COBRA premiums (or a taxable payment in an amount equal to such premiums) until the earlier of the end of a twelve-month period or the date when receiving similar coverage with a new employer;
(iii) accelerated vesting of 100% of all outstanding equity awards; and
(iv) a twelve-month post-termination exercise window for all outstanding non-qualified stock options.
In addition, under the terms of the Prior Severance Agreements, if the termination does not occur in connection with a change in control (outside the period commencing three months prior to and ending twelve months following a change in control), each of Messrs. Frankola and Murthy will be entitled to receive:
(i) a lump sum payment equal to the sum of:
(a) his annual base salary and
(b) a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days employed during the bonus period);
(ii) COBRA premiums (or a taxable payment in an amount equal to such premiums) until the earlier of the end of a twelve-month period or the date when receiving similar coverage with a new employer; and
(iii) a twelve-month post-termination exercise window for all outstanding non-qualified stock options.
The Amended Severance Agreements (i) make certain modifications to the applicable definitions of “cause” and “good reason” (ii) extend the “change in control period” during which the executive officers may receive enhanced severance payments and benefits from the period commencing three months prior to a change in control of the Company and ending twelve months following such change in control, to the period commencing three months prior to a change in control of the Company and ending twenty-four months following such change in control (the “CIC Period”) and (iii) increase cash severance payments and provide for the partial accelerated vesting of equity awards in the event of a qualifying termination outside of the CIC Period as discussed below. Any benefits under the Amended Severance Agreement will be subject to the executive officer’s execution and non-revocation of a general release of claims in a form prescribed by us. Each of the Amended Severance Agreement is otherwise substantively the same as the respective Prior Severance Agreement.
Under the Amended Severance Agreement, “cause” has been revised to include the executive officer’s failure to follow our policies that results in, or could reasonably be expected to result in, material harm to Cloudera and “good reason” has been revised to include a reduction of more than 10% in the executive officer’s total target cash compensation as our employee (previously 10% of base salary).

Under the Amended Severance Agreement, if the termination of the executive officer occurs in connection with a change in control (during the period commencing three months prior to and ending twenty-four months (previously twelve months) following a change in control), the executive officer will be entitled to receive:
(i)a lump sum payment equal to the sum of:
(a)his then-current annual base salary;
(b)his then-current annual target bonus (calculated as if all applicable bonus targets were achieved and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year); and
(c)a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year);
(ii)twelve months of COBRA premiums (or a taxable payment in an amount equal to such premiums);
(iii)accelerated vesting of 100% of all outstanding equity awards (and with respect to awards that would otherwise vest upon satisfaction of performance criteria, this acceleration will apply at the target level of the performance criteria unless specifically provided otherwise in the equity award agreement); and
(iv)a twelve-month post-termination exercise window for all outstanding non-qualified stock options.
If the termination of the executive officer does not occur in connection with a change in control (outside the period commencing three months prior to and ending twenty-four months (previously twelve months) following a change in control), the executive officer will be entitled to receive:
(i)a lump sum payment equal to the sum of:
(a)his then-current annual base salary;
(b)50% of his then-current annual target bonus (calculated as if all applicable bonus targets were achieved and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year) (previously not provided); and
(c)a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year);
(ii)twelve months of COBRA premiums (or a taxable payment in an amount equal to such premiums);
(iii)twelve months of additional vesting of any then-unvested shares subject to outstanding equity awards (and with respect to awards that would otherwise vest upon satisfaction of performance criteria, this acceleration will apply at the target level of the performance criteria unless specifically provided otherwise in the equity award agreement) (previously not provided); and
(iv)a twelve-month post-termination exercise window for all outstanding non-qualified stock options.
Under both the Prior Severance Agreements and the Amended Severance Agreements, each of Messrs. Frankola and Murthy has also agreed to refrain from competing with us while employed with our company and to refrain from soliciting any of our employees or consultants during, and for the one-year period following, his employment, and will be required to sign a release of claims in exchange for any of these payments and benefits.
Severance Agreements for Former Named Executive Officers
        Martin Cole

In connection with Mr. Cole’s resignation as Interim Chief Executive Officer and as a member of our board of directors, each effective January 13, 2020, we entered into a separation agreement with Mr. Cole, pursuant to which he became entitled to the following payments and benefits: (i) a lump sum cash payment amount equal to $32,500, and (ii) acceleration of vesting with respect to 100% of Mr. Cole’s then-unvested RSUs granted to Mr. Cole in his role as a member of our board of directors (and excluding the then-unvested RSUs granted to Mr. Cole in his role as Interim Chief Executive Officer).
Thomas J. Reilly
In connection with his retirement as Chief Executive Officer, effective July 31, 2019, we entered into an Executive Transition Agreement with Mr. Reilly on June 5, 2019 (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Reilly became entitled to the following severance payments and benefits: (i) a lump sum cash payment equal to 12 months of his then-base salary and 100% of his annual target bonus, (ii) a lump sum cash payment equal to 100% of his annual target bonus for the fiscal year ended January 31, 2020, prorated for his partial year of service, (iii) payment by the Company of premiums required to maintain his health insurance for up to 24 months, (iv) full acceleration of all of his then outstanding and unvested stock option awards and RSU awards and (v) extended post-termination exercisability of his vested stock options (including by “net exercise” in certain circumstances) until the earliest to occur of one-year following Mr. Reilly’s separation date or the original expiration term of such options. Mr. Reilly’s receipt of the foregoing payments and benefits were subject his execution of a release of claims against the Company. For additional information the section entitled “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements”.
Potential Payments upon Termination Table
Except where otherwise noted, the following table provides information concerning the estimated amounts payable to each of our named executive officers, assuming that each individual’s employment terminated with or without a change in control of the Company occurring on January 31, 2020. For purposes of determining the value of accelerated vesting for equity awards as noted below, we have assumed a price per share of our common stock as $10.29, which was the closing price per share of our common stock as of January 31, 2020 reported by NYSE. The amounts shown below do not reflect payments and benefits available under the Amended Severance Agreements for Messrs. Frankola and Murthy, which were adopted after our 2020 fiscal year end as described above.
Messrs. Reilly and Cole are not included in the table below because they ceased employment prior to January 31, 2020. Mr. Reilly received the following payments in connection with his retirement as our Chief Executive Officer: (i) a lump sum cash payment amount equal to $1,250,000, (ii) payments by us of premiums required to maintain his healthcare insurance for up to 24 months, the aggregate cost of which we estimate will be $51,560 (which is based on the payment of COBRA premiums from Mr. Reilly’s termination date in August 2019 through December 2019 in the aggregate amount of $9,546.65, and the estimated payment of monthly COBRA premiums of $2,211.23 per month for the remaining 19 months) and (iii) full acceleration of all stock option awards and RSUs, with the value of accelerated vesting equal to $7,097,878. Mr. Cole received the following payments in connection with his resignation as a member of our board of directors: (i) a lump sum cash payment amount equal to $32,500, and (ii) acceleration of vesting with respect to 100% of Mr. Cole’s then-unvested RSUs granted to him in his role as member of our board of directors with the value of accelerated vesting equal to $471,243. For additional information, see the section entitled “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements”.
There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Upon Qualifying Termination - No Change in Control				Upon Qualifying Termination - Change in Control
Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)(2)	Value of Accelerated Vesting ($)(3)	Total ($)	Cash Severance ($)(1)	Continuation of Medical Benefits ($)(2)	Value of Accelerated Vesting ($)(3)	Total ($)
Robert Bearden	1,426,027	38,739(4)	5,544,345	7,009,111	1,426,027	38,739(4)	17,046,085(5)	18,510,851
Jim Frankola(6)	680,000	26,535(7)	—	706,535	960,000	26,535(7)	5,246,120	6,232,655
Arun Murthy(8)	608,000	26,535(7)	—	634,535	836,000	26,535(7)	10,623,592	11,486,127
(1)The severance amount was determined based on the annual base salaries and annual target bonuses in effect on January 31, 2020. Amounts for Mr. Bearden are pursuant his offer letter as described above under the section entitled “Potential Payments upon Termination or Change in Control—Severance Payments for Current Named Executive Officers—Robert Bearden.” Amounts for Messrs. Frankola and Murthy are pursuant to the Prior Severance Agreements, which were effective as of January 31, 2020.
(2)The continuation of medical benefits is calculated based on the payment of monthly COBRA premiums as of January 31, 2020 pursuant to Mr. Bearden’s offer letter as discussed above under the section entitled “Severance Agreements for Current Named Executive Officers—Robert Bearden” and pursuant to the Prior Severance Agreements for Messrs. Frankola and Murthy as discussed above under the section entitled “Severance Agreements for Current Named Executive Officers—Jim Frankola and Arun Murthy”
(3)The value of accelerated vesting of stock awards is calculated based on the per share closing price of our common stock on NYSE as of January 31, 2020 ($10.29). Amounts for Mr. Bearden are pursuant to his offer letter as discussed above under the section entitled “Severance Agreements for Current Named Executive Officers—Robert Bearden.” Amounts for Messrs. Frankola and Murthy are pursuant to their Prior Severance Agreements as discussed above under the section entitled “Severance Agreements for Current Named Executive Officers—Jim Frankola and Arun Murthy”, which were effective as of January 31, 2020.
(4)This is based on the payment of monthly COBRA premiums as of January 31, 2020 for an 18-month period.
(5)This includes the value of accelerated vesting with respect to an RSU award for 40,140 shares of common stock granted to Mr. Bearden in his capacity as a non-employee director prior to his appointment as our Chief Executive Office. For additional information see the sections entitled “Director Compensation Table” and “Potential Payments upon Termination or Change in Control—Severance Payments for Current Named Executive Officers—Robert Bearden” contained elsewhere in this proxy statement. On May 6, 2020, Mr. Bearden voluntarily forfeited 275,000 shares subject to the New Hire RSU granted to him on January 13, 2020 in connection with his appointment as our President and Chief Executive Officer, representing approximately 17% of the total New Hire RSU, reducing the number of shares eligible to vest during the third year of the New Hire RSU’s vesting schedule. For further information on Mr. Bearden’s New Hire RSU and his voluntary reduction of a portion thereof, see “Compensation Discussion and Analysis—Chief Executive Officer Transitions and Agreements” above. Had such RSU forfeiture been effective as of January 31, 2020, Mr. Bearden would receive, in lieu of the values currently reflected in the “Value of Accelerated Vesting” and “Total” columns above, an estimated $14,216,335 for the value of accelerated vesting, with a new total of $15,681,101.
(6)Pursuant to the terms of the Amended Severance Agreement, had such agreement been effective as of January 31, 2020, Mr. Frankola would receive the following estimated payments and benefits in lieu of the amounts reflected in the table above: if upon a qualifying termination without a change in control, $820,000 cash severance, $26,535 continuation of medical benefits, $2,615,667 value of accelerated vesting, totaling $3,462,202; and if upon a qualifying termination with a change in control, $960,000 cash severance, $26,535 continuation of medical benefits, $5,246,120 value of accelerated vesting, totaling $6,232,655.
(7)This is based on the payment of monthly COBRA premiums as of January 31, 2020 for a 12-month period.
(8)Pursuant to the terms of the Amended Severance Agreement, had such agreement been effective as of January 31, 2020 Mr. Murthy would receive the following estimated payments and benefits in lieu of the amounts reflected in the table above: if upon a qualifying termination without a change in control, $722,000 cash severance, $26,535 continuation of medical benefits, $3,717,993 value of accelerated vesting, totaling $4,466,528; and if upon a qualifying termination with a change in control, $836,000 cash severance, $26,535 continuation of medical benefits, $10,623,592 value of accelerated vesting, totaling $11,486,125.

Chief Executive Officer Pay Ratio
As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of our Chief Executive Officer and the annual total compensation of our median compensated employee (our “CEO pay ratio”).
For fiscal 2020:

▪the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $183,651;
▪the annual total compensation of our President and Chief Executive Officer, Robert Bearden, was $7,425,618; and
▪the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 40 to 1.
We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
During fiscal 2020, Mr. Reilly served as our President and Chief Executive Officer until his retirement effective July 31, 2019. At that time, Mr. Cole was appointed our Interim Chief Executive Officer and he served in that role until January 13, 2020. On January 13, 2020, Mr. Bearden was appointed our President and Chief Executive Officer. As permitted by SEC rules, we have chosen to use the annual total compensation of Mr. Bearden, who was serving as our Chief Executive Officer on January 31, 2020, to calculate our pay ratio.
We determined Mr. Bearden’s annual total compensation for the fiscal year ended January 31, 2020 was $7,425,618, which, as required by SEC rules, includes his annualized base salary and annual variable cash bonus for fiscal 2020. Because we are required to annualize his compensation for purposes of this disclosure, Mr. Bearden’s annual total compensation is greater than the total compensation as reported for him in our Fiscal 2020 Summary Compensation Table.
To identify the median employee, we examined the compensation of all our full-time, part-time, temporary or seasonal employees (other than our Chief Executive Officer) as of January 31, 2020, the last day of our fiscal year. As of January 31, 2020, our employee population consisted of 2,796 individuals working at our parent company and consolidated subsidiaries, with 1,460 employees located inside the United States and 1,336 employees located outside the United States. As permitted by SEC rules, we chose to exclude employees who are employed in certain jurisdictions from the determination of our median employee pursuant to the de minimis exemption, given the relatively small number of employees in those jurisdictions and the estimated additional time, effort and expense that would be required to obtain and analyze their compensation information. In total, we excluded 139 employees in 17 countries, who represent less than 5% of our total employee population, from the following jurisdictions: Austria (3), Brazil (16), Colombia (2), Costa Rica (11), Iceland (1), Indonesia (10), Israel (3), Italy (14), Japan (23), Mexico (4), Poland (1), South Africa (4), South Korea (13), Spain (11), Sweden (3), Switzerland (10), and United Arab Emirates (10). After taking into account the de minimis exemption, 2,657 employees were considered for identifying the median employee. We did not include any independent contractors or other non-employee workers in our employee population.
We used a consistently applied compensation measure consisting of actual annual base salary, actual annual variable cash compensation, and the fair value of equity awards granted to newly-hired employees and as part of our regular annual equity award grant cycle for the 12-month period from February 1, 2019 through January 31, 2020 to identify our median employee. We selected this compensation measure as it captures the principal forms of compensation delivered to our employees and this information is readily available with respect to our employees. For simplicity, we calculated annual base salary using a reasonable estimate of the hours worked during fiscal 2020 for hourly employees and actual salary paid for our remaining employees. We annualized base salaries for any full-time and part-time employees who commenced work during fiscal 2020 to reflect a full year. Equity awards granted during the year were included using the same methodology we use for our named executive officers in our fiscal 2020 Summary Compensation Table. Payments not made in U.S. dollars were converted to U.S. dollars using the applicable currency exchange rates in effect as of January 31, 2020. We did not make any cost-of-living adjustment.
Using this approach, we selected the individual at the median of our employee population, who was a full-time employee based in Canada. We then calculated the fiscal 2020 annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table (which excludes any retirement and health benefits).
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
401(k) Plan
We maintain a retirement plan for the benefit of our employees. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants. Our 401(k) plan provides for discretionary matching of employee contributions. For the calendar 2019 plan year, we matched each participant’s salary deferral contributions, but in no case more than 100% of the first 1% of compensation deferred.
Limitation of Liability and Indemnification of Directors and Officers
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporate Law, as so amended (the “DGCL”). Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
• any breach of their duty of loyalty to us or our stockholders;
• any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
• unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
• any transaction from which they derived an improper personal benefit.
Our amended and restated bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify our employees or agents. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
We have insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.
We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

At present, other than the class actions and shareholder derivative actions identified in Note 9 in the “Notes to Consolidated Financial Statements” included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2020 filed with the SEC on March 27, 2020, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of January 31, 2020 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Securities (#)	Weighted- Average Exercise Price of Outstanding Options ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	47,532,661	$5.09	13,269,006(3)
Equity compensation plans not approved by security holders	——(4)(5)	——	——
Total	47,532,661	$5.09	13,269,006
_______________
(1) The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2) Includes our 2008 Equity Incentive Plan, Gazzang 2008 Stock Purchase and Option Plan, 2017 Equity Incentive Plan and excludes purchase rights accruing under the 2017 Employee Stock Purchase Plan.
(3) There are no shares of common stock available for issuance under our 2008 Equity Incentive Plan, but that plan will continue to govern the terms of options and RSUs granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2008 Equity Incentive Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of common stock under our 2017 Equity Incentive Plan. In addition, the number of shares reserved for issuance under our 2017 Equity Incentive Plan increased automatically by 14,758,388 on February 1, 2020 and will increase automatically on the first day of February of each of 2021 through 2027 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding January 31 or a lower number approved by our board of directors. As of January 31, 2020, there were 2,905,694 shares of common stock available for issuance under the 2017 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2017 Employee Stock Purchase Plan increased automatically by 2,951,677 on February 1, 2020 and will increase automatically on the first day of February of each year during the term of the 2017 Employee Stock Purchase Plan by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding January 31 or a lower number approved by our board of directors.
(4) Excludes outstanding options to acquire 3,202,826 shares of our common stock as of January 31, 2020 that were assumed in connection with our merger with Hortonworks. The weighted average exercise price of these outstanding options was $8.77 as of January 31, 2020. In connection with the merger with Hortonworks, we have only assumed outstanding options and RSUs, but not the Hortonworks plans themselves, and therefore, no further options may be granted under the Hortonworks plans. The Hortonworks plans were previously approved by the Hortonworks stockholders, but were not approved by our stockholders since we did not assume the Hortonworks plans in connection with the merger.
(5) Excludes outstanding RSUs to acquire 1,378,870 shares of our common stock as of January 31, 2020 that were assumed in connection with our merger with Hortonworks. In connection with the merger with Hortonworks, Cloudera has only assumed outstanding options and RSUs, but not the Hortonworks plans themselves, and therefore, no further RSUs may be granted under the Hortonworks plans. The Hortonworks plans were previously approved by the Hortonworks stockholders, but were not approved by our stockholders since we did not assume the Hortonworks plans in connection with the merger.

REPORT OF THE COMPENSATION COMMITTEE
This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee
Michael A. Stankey, Chair
Nicholas Graziano
Paul Cormier

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements described in “Executive Compensation,” the following is a description of each transaction since February 1, 2019 and each currently proposed transaction in which:
• we have been or are to be a participant;
• the amount involved exceeds $120,000; and
• any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.
Thomas Reilly Share Acquisition Agreement
        On July 31, 2019, we entered into a share acquisition and restriction agreement with Mr. Reilly, our former Chief Executive Officer during the year ended January 31, 2020, pursuant to which Mr. Reilly committed to purchase at least $5 million of our common stock in open market purchases and to refrain from certain dispositions in company securities for a period of one year.
Intel Enterprise Subscription Agreement
We entered into an Enterprise Subscription Agreement with Intel, as amended from time to time (the “ESA”) pursuant to which Intel, a holder of more than 5% of our capital stock, became our customer. Under the ESA, Intel may use our platform in support of its big data initiatives and other internal needs. The term has been extended until April 23, 2023 pursuant to Amendment 3 to the ESA. We have received approximately $3.9 million for the year ended January 31, 2020 in payments from Intel for subscriptions and services under the ESA. We anticipate receiving approximately $7.5 million in future payments from Intel under the terms of the ESA, as amended.
Intel Collaboration and Optimization Agreement
In conjunction with the Series F-1 preferred stock financing, we entered into a collaboration and optimization agreement with Intel, which was amended and restated as of February 1, 2018. This agreement governs our collaboration with Intel on the development, marketing and distribution of specified open source data management software, including the optimization of such software for use with Intel’s processors and architecture. Either party may terminate the agreement under certain circumstances, including if the parties fail to meet certain collaboration goals. Moreover, Intel may terminate the agreement with or without cause upon twelve months written notice at any time after March 21, 2021. The agreement automatically renews following the expiration of the initial term on March 21, 2021 for an additional twelve-month term, and thereafter will be automatically extended for additional twelve-month periods, unless either party provides written notice of non-renewal at least 180 days before the expiration of the renewal term.
Marketing and Miscellaneous Cooperation with Intel
We have received approximately $150,000 from Intel during the year ended January 31, 2020 for miscellaneous marketing, services and other items related to the operation of the strategic partnership.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by DGCL. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitation of Liability and Indemnification of Directors and Officers.”
Review, Approval or Ratification of Transactions with Related Parties

Our written related person transactions policy provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

REPORT OF THE AUDIT COMMITTEE
This report of the audit committee is required by the SEC, and is not “soliciting material,” is not to be deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Cloudera under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing, unless and only to the extent that we specifically incorporate it by reference.
In fulfilling its oversight role, the audit committee reviewed and discussed our audited financial statements with management and the independent registered public accounting firm. The audit committee met ten (10) times during fiscal year ended January 31, 2020, including meetings with Ernst & Young LLP, our independent registered public accounting firm to review our quarterly and annual financial statements and their review or audit of such statements. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, the effectiveness of our internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
The audit committee discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Ernst & Young LLP also provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with Ernst & Young LLP its independence from us.
Based upon the audit committee’s review and discussions referred to above, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in Cloudera’s Annual Report on Form 10-K for the year ended January 31, 2020, filed with the SEC on March 27, 2020.
In addition, the audit committee selected Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2021 and is seeking ratification of such selection by our stockholders.
Submitted by the Audit Committee of the Board of Directors
Keven Klausmeyer (Chair)
Peter Fenton
Michael A. Stankey

ADDITIONAL INFORMATION
Stockholder Proposals for the 2021 Annual Meeting of Stockholders
Under our amended and restated bylaws, stockholders who wish to present proposals for action, or to nominate directors, at our 2021 annual meeting of stockholders must give written notice of the proposal or nomination to our Corporate Secretary in accordance with the provisions of our amended and restated bylaws. Our amended and restated bylaws require that such notice be given not later than the close of business (5:00 PM, Pacific Time) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual meeting of stockholders. To be timely for the 2020 annual meeting of stockholders, a stockholder’s notice must be received by us between February 24, 2021 and March 26, 2021. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are Cloudera, Inc., 395 Page Mill Road, Palo Alto, California 94306.
If the date of the 2021 annual meeting is more than 30 days before or more than 60 days after the first anniversary of the 2020 annual meeting, in order for a notice to be timely, it must be delivered no earlier than the close of business on the 120th day prior to and no later than the close of business on the 90th day prior to the 2021 annual meeting date or, if later, the close of business on the 10th day following the day on which Public Announcement (as such term defined in the amended and restated bylaws) of the date of the 2021 annual meeting is first made by us. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
These stockholder notices must contain information required by our amended and restated bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this section, the proxy holders named by our board of directors will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.
In order for proposals to be eligible for inclusion in our proxy statement and proxy card for the 2021 annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals would have to be received by our Corporate Secretary no later than January 7, 2021 and satisfy the conditions established by the SEC for stockholder proposals. In order for any other stockholder proposals to be eligible to be brought before the stockholders at the 2021 annual meeting, the stockholders submitting such proposals must also comply with the procedures, including the deadlines, required by our then current bylaws, as referenced in the preceding paragraphs.
Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during the year ended January 31, 2020, other than three late Forms 4 filed by Mr. Reilly to report vesting and release of certain RSUs and payment of federal and state tax withholding obligations on March 15, 2019 and June 15, 2019, and accelerated vesting and release of certain RSUs and payment of federal and state tax withholding obligations on July 31, 2019; one late Form 4 filed by Mr. Cole to report vesting and release of certain RSUs and payment of federal and state tax withholding obligations on September 30, 2019; three late Forms 4 filed by Mr. Frankola to report a grant of RSUs on February 1, 2019, and the vesting and release of certain RSUs as well as payment of federal and state tax withholding obligations on March 15, 2019 and December 15, 2019; two late Forms 4 filed by Mr. Murthy to report the vesting and release of certain RSUs and payment of federal and state tax withholding obligations on December 15, 2019 and an open market sale of our common stock on January 14, 2020; two late Forms 4 filed by Mr. Scott Reasoner, our Principal Accounting Officer, to report the vesting and release of certain RSUs on March 15, 2019, and the vesting and release of certain RSUs as well as payment of federal and state tax withholding obligations on December 15, 2019; two late Forms 4 filed by Mr. Stankey to report the vesting and release of certain RSUs on March 15, 2019 and December 15, 2019; and two late Forms 4 filed by Ms. Hammonds to report the vesting and release of certain RSUs on March 15, 2019 and December 15, 2019.

Available Information
We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended January 31, 2020, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Cloudera, Inc.
395 Page Mill Road, Palo Alto, California 94306
Attn: Investor Relations

The annual report is also available at https://investors.cloudera.com under “Financials & Filings” in the “SEC Filings” section of our website.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): Visit www.astfinancial.com and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call American Stock Transfer & Trust Company, LLC, our transfer agent, at (800) 937-5449 or visit www.astfinancial.com with questions about electronic delivery.
“Householding”—Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
A number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, Inc. by calling (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, annual report and other proxy materials, you may write our Investor Relations department at 395 Page Mill Road, Palo Alto, California 94306, Attn: Investor Relations, telephone number (888) 789-1488.

Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Investor Relations department at the address or telephone number listed above.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David Howard
Chief Legal Officer and Corporate Secretary

May 7, 2020

CLOUDERA, INC.
395 PAGE MILL RD.
PALO ALTO, CA 94304

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/23/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/23/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Robert Bearden   02) Paul Cormier

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
*Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2020 Annual Meeting may be held by means of remote communication (i.e., a virtual-only meeting). If this is determined, we will announce the decision in advance, and will provide details on how to participate at https://investors.cloudera.com/. As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend in person.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000468969_1 R1.0.1.18

For comments and/or address changes, please send them via email to:
investor-relations@cloudera.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

CLOUDERA, INC.
Annual Meeting of Stockholders
June 24, 2020 7:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert Bearden and Jim Frankola, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Cloudera, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:00 AM, PT on 6/24/2020 at 5470 Great America Parkway, Santa Clara, California 95054 or by means of remote communication, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000468969_2 R1.0.1.18

Continued and to be signed on reverse side